UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN VIRGINIA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PENN VIRGINIA CORPORATION

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Radnor Hotel, 591 E. Lancaster Avenue, St. David’s, Pennsylvania on Wednesday, May 4, 2011, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of eight directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2.	The approval of an amendment to the Penn Virginia Corporation Seventh Amended and Restated 1999 Employee Stock Incentive Plan;

3.	The holding of an advisory vote on executive compensation;

4.	The holding of an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 3, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2010 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

Radnor, Pennsylvania

April 4, 2011

PENN VIRGINIA CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on May 4, 2011

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 10:00 a.m., prevailing time, on May 4, 2011 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Radnor Hotel, 591 E. Lancaster Avenue, St. David’s, Pennsylvania. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 4, 2011. Our principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only shareholders of record at the close of business on March 3, 2011 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 45,642,079 shares of our common stock, par value $0.01 per share.

Holders of our common stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting.

Quorum and Adjournments

The presence, in person or by proxy, of shareholders holding a majority of the votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Votes Required

Assuming a quorum is present at the Annual Meeting, our shareholders will elect directors (Proposal No. 1) by a plurality of the eligible votes present or represented by proxy at the Annual Meeting. Approval of the amendment to our Seventh Amended and Restated 1999 Employee Stock Incentive Plan, or the “PVA Equity Plan” (Proposal No. 2), requires the affirmative vote of at least a majority of the votes cast on the proposal at the Annual Meeting; provided that the total votes cast on the proposal represent more than 50% of the total outstanding shares of our common stock. The advisory votes on our executive compensation (Proposal No. 3) and the frequency of future executive compensation votes (Proposal No. 4) are non-binding so no specific vote is required.

Broker Non-Votes and Abstentions

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under the rules and regulations promulgated by the New York Stock Exchange, or the “NYSE,” and approved by the Securities and Exchange Commission, or the “SEC,” brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

All of the proposals set forth in this Proxy Statement are considered non-routine matters under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, brokers may not vote uninstructed shares on any the proposals and there may be broker non-votes on some or all of the proposals.

Abstentions, withheld votes and broker non-votes are treated as shares that are present for purposes of determining whether a quorum is present at the Annual Meeting. However, for purposes of determining whether a proposal is approved, abstentions, withheld votes and broker non-votes are tabulated separately. The effect of abstentions, withheld votes and broker non-votes depends on the vote required for a particular proposal. See the “Vote Required” section of each proposal in this Proxy Statement for a description of the effect of abstentions, withheld votes and broker non-votes on such proposals.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use. You can also vote by via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes and Abstentions” above.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of the eight nominees for the Board (Proposal No. 1), “FOR” the amendment to the PVA Equity Plan (Proposal No. 2), “FOR” the resolution relating to executive compensation (Proposal No. 3), for the holding of future advisory votes on executive compensation every “THREE” years (Proposal No. 4) and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.

Revocation of Proxy

A shareholder executing and returning a proxy may revoke it at anytime before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other method of communication and will not be additionally compensated therefor. We have retained Morrow & Co., LLC to aid in the distribution and solicitation of proxies. We will pay Morrow  & Co., LLC a fixed fee of $6,000 plus reasonable expenses for these services.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Eight directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. We have no reason to believe that any nominee will decline or be unable to serve.

Information Regarding Nominees for Election as Directors

The following table sets forth certain information regarding the nominees for election as directors:

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

John U. Clarke, age 58

Mr. Clarke has served as President of Concept Capital Group, Inc., a financial and strategic consulting firm founded by him in 1995, since November 2009, a position he also held from 2001 to 2004 and from 1995 to 1996. From 2004 until its sale in November 2009, Mr. Clarke served as Chairman and Chief Executive Officer of NATCO Group Inc., an oil services company. Previously, Mr. Clarke served as Managing Director of SCF Partners, a private equity investment firm (2000 to 2001), Executive Vice President and Chief Financial Officer of Dynegy, Inc., an energy trading company (1997 to 2000), Managing Director of Simmons & Co. International, an energy investment banking firm (1996 to 1997), and Executive Vice President and Chief Financial and Administrative Officer of Cabot Oil & Gas Corporation, an oil and gas exploration and production company (1993 to 1995). He was employed by Transco Energy Company, an interstate pipeline company, from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer, and by Tenneco Inc., an interstate pipeline company, from 1977 to 1981 in the finance department.

In the last five years, Mr. Clarke has served on the boards of directors of Harvest Natural Resources, Inc. (October 2000 to May 2008), The Houston Exploration Company (December 2003 to June 2007) and NATCO Group Inc. (February 2000 to November 2009).

Mr. Clarke has served for over 30 years as a director or executive officer at numerous companies engaged in several businesses in or related to the energy industry. In his various capacities, Mr. Clarke has provided these companies with strategic, financial and operational oversight and leadership. This experience allows him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters.

2009 (2)(3)

Edward B. Cloues, II, age 63

Mr. Cloues is currently retired. Prior to his retirement, Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems, from January 1998 to April 2010. Prior to joining K-Tron International, Inc., Mr. Cloues was a Partner at Morgan, Lewis & Bockius LLP, a global law firm, from October 1979 to January 1998.

Mr. Cloues currently serves as Non-executive Chairman of the Board of AMREP Corporation (director since September 1994 and Chairman since January 1996) and as a director of Hillenbrand, Inc. (since April 2010). He also serves on the board of directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P. (since January 2003). Mr. Cloues also served on the board of directors of K-Tron International, Inc. from July 1985 until its acquisition by Hillenbrand, Inc. in April 2010.

As a former law firm partner specializing in business law matters, the former Chairman of the Board and Chief Executive Officer of K-Tron International, Inc. and a director of multiple public companies, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions, as well as considerable background in financial, corporate governance and executive compensation matters.

2001 (1)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Robert Garrett, age 74

Mr. Garrett has served as Non-executive Chairman of the Board of the Company since March 2000. He has also served as President of Robert Garrett & Sons, Inc., a private investing and financial advisory company, since 1986. Mr. Garrett served as Managing Director of AdMedia Partners, Inc., an investment banking firm founded by him serving media, advertising and marketing services businesses, from 2005 to 2007 and as President of AdMedia Partners, Inc. from 1990 to 2005. He is also a partner at Media Advisory Partners, LLC, a specialty investment banking firm, from 2010.

Mr. Garrett previously served on the board of directors of PVG GP, LLC from its initial public offering in December 2006 to June 2010.

Mr. Garrett has served as a director since 1997 and as our Chairman for over 10 years, during which time we have grown substantially in size and scope. His long tenure with the Company gives him insight when helping to guide the Board in making decisions about the Company’s future strategic direction. In addition to his experience with us, Mr. Garrett has served on the boards of directors of several public companies and has an extensive background in investment banking, which he has used to assist the Board in evaluating financial and other transactions for us and our affiliates.

1997 (1)(2)

Steven W. Krablin, age 60

Mr. Krablin served as President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services, Inc., a provider of a broad range of oilfield products and services used in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas, from March 2009 until its sale in January 2011. He was a private investor from April 2005 to March 2009. From April 2008 to August 2008, Mr. Krablin served as Executive Vice President and Chief Financial Officer of IDM Group Limited, a provider of drilling equipment and other goods and services to the oil and gas industry. From January 1996 to his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National-Oilwell, Inc., a manufacturer and distributor of oil and gas drilling equipment. From 1986 to 1996, Mr. Krablin was employed by Enterra Corporation, a provider of rental and fishing tools to the oil and gas industry, last serving as Vice President and Chief Financial Officer.

Mr. Krablin currently serves on the boards of directors of Chart Industries, Inc. (since July 2006) and Hornbeck Offshore Services, Inc. (since August 2005). He previously served as Chairman of the Board of T-3 Energy Services, Inc. from March 2009 until its acquisition in January 2011. He also previously served as a director of us from December 2004 to March 2009.

Mr. Krablin has extensive energy industry experience, having served as the chief executive officer of an oilfield products company and as the chief financial officer of several oil and gas equipment companies. The Board utilizes this experience when considering a broad range of financial and operational matters. In addition, Mr. Krablin also previously served as a director of us for five years. Mr. Krablin’s knowledge of us, our history, our operations and our personnel assist him in providing valuable guidance to the Board.

2010 (2)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Marsha R. Perelman, age 60

Ms. Perelman has served as Chief Executive Officer of Woodforde Management, Inc., a holding company founded by her, since 1993. From 1983 to 1990, Ms. Perelman served as President of Clearfield Ohio Holdings, Inc., a gas gathering and distribution company co-founded by her, and as Vice President of Clearfield Energy, Inc., a crude oil gathering and distribution company co-founded by her.

Ms. Perelman currently serves on the board of directors of Penn Virginia Resource GP, LLC (since May 2005).

Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction. In addition, Ms. Perelman’s professional and personal contacts have helped the Nominating and Governance Committee identify and recruit director candidates.

1998 (1)(3)

Philippe van Marcke de Lummen, age 67

Mr. van Marcke has served as President of Universitas, Ltd., a manager of funds for the benefit of Belgian universities, since 2007 and as Secretary of Universitas, Ltd. from 1995 to 2007. He has also worked as a private consultant since 2004. From 2005 to 2008, Mr. van Marcke was an advisor to Cheniere Energy, Inc., a liquefied natural gas terminal business. Prior to his work with Cheniere, Mr. van Marcke served as Founder and Chairman of Tractebel LNG Trading S.A., a global energy and services business (2002 to 2004), as Founder and Chief Executive Officer of Tractebel LNG Ltd. (London) (2001 to 2002), as Executive Vice President, President of Strategy Committee and Head of Mergers and Acquisitions of Tractebel North America, Inc. (1999 to 2001), as Founder and Chief Executive Officer of Tractebel Energy Marketing, Inc. (1996 to 1999) and as President of American Tractebel Corporation (1990 to 1996).

Mr. van Marcke has an extensive background in the energy industry, specifically including the oil and gas industry and the liquefied natural gas (LNG) industry, which competes with the domestic natural gas industry to supply natural gas to U.S. markets. Mr. van Marcke also has substantial experience working with foreign and multinational organizations. Mr. van Marcke’s background and experiences provides the Board with a unique perspective and diverse viewpoint on the oil and gas industry.

2006 (1)(2)

H. Baird Whitehead, age 60

Mr. Whitehead has served as our President since February 2011, as our Chief Operating Officer since February 2009 and as President of Penn Virginia Oil & Gas Corporation since January 2001. He also served as our Executive Vice President from January 2001 to February 2011. Prior to joining the Company, Mr. Whitehead served in various positions with Cabot Oil & Gas Corporation, or “Cabot.” From 1998 to 2001, Mr. Whitehead served as Senior Vice President during which time he oversaw Cabot’s drilling, production and exploration activity in the Appalachian, Rocky Mountain, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1992 to 1998, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Appalachian business. From 1989 to 1992, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Anadarko business unit.

Mr. Whitehead has served in senior management positions with oil and gas exploration and production companies for over 20 years, including the past 10 years as the president of our oil and gas subsidiary. His broad experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision making process.

2011

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Gary K. Wright, age 66

Mr. Wright has acted as an independent consultant since 2004. From 2003 to 2004, he served as President of LNB Energy Advisors, a provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers. From 2001 to 2003, Mr. Wright was an independent consultant to the energy industry. From 1992 to 2001, Mr. Wright served in various capacities with the Global Oil and Gas Group of Chase Manhattan Bank, including as North American Credit Deputy from 1998 to 2001 and as Managing Director and Senior Client Manager in the Southwest from 1992 to 1998. Prior to joining Chase Manhattan Bank, Mr. Wright served as Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992), as Manager of Corporate Banking with Texas Commerce Bank (1987 to 1990) and as Manager of the Energy Group of Texas Commerce Bank (1982 to 1990).

In the last five years, Mr. Wright has served on the board of directors of Maritrans Inc. (April 2006 to January 2007).

Mr. Wright has broad experience providing financial and strategic advice to oil and gas producers and other companies in the energy business. The Board draws on this experience when it considers financial and economic analyses related to financing and other transactions. In addition, Mr. Wright’s financial expertise assists him in effectively chairing the Audit Committee.

2003 (2)(3)

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee

Vote Required

Directors are elected by a plurality of the votes cast by holders of our common stock at a meeting at which a quorum is present. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome of voting on director elections. Cumulative voting rights do not exist with respect to the election of directors.

Board Recommendation

The Board recommends that our shareholders vote FOR the election of the eight nominees.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO OUR

SEVENTH AMENDED AND RESTATED 1999 EMPLOYEE STOCK INCENTIVE PLAN

On February 16, 2011, the Compensation and Benefits Committee of the Board, or the “Committee,” approved an amendment to our Seventh Amended and Restated 1999 Employee Stock Incentive Plan, or the “PVA Equity Plan.” The PVA Equity Plan was amended to (i) increase the number of shares of our common stock issuable thereunder from 6,335,000 to 7,500,000; (ii) increase the aggregate number of shares of restricted stock and restricted stock units issuable thereunder from 350,000 to 600,000; and (iii) extend the termination date of the PVA Equity Plan from December 31, 2013 to December 31, 2015. The amendments described above were made subject to shareholder approval. Consequently, if shareholder approval of the amendment to the PVA Equity Plan is not obtained, the amendments described above will not be effective. We believe that the foregoing amendments are necessary to ensure that a sufficient and reasonable number of shares will be available over a reasonable period of time to fund our compensation programs. If the amendment to the PVA Equity Plan is not approved, we will not have sufficient shares in the PVA Equity Plan to provide employees with annual long-term compensation awards consistent with prior practices.

To affect such amendments, Sections 4 and 21 of the PVA Equity Plan would be amended and restated in their entirety as follows:

4.	Stock Subject to Plan

Subject to Section 13, not more than 7,500,000 Shares in the aggregate may be issued pursuant to the Plan and of the foregoing 7,500,000 Shares, no more than 600,000 Shares in the aggregate may be issued as Restricted Stock Awards or pursuant to Restricted Stock Unit Awards. For purposes of determining the number of Shares issued under the Plan, no Shares shall be deemed issued until they are actually delivered to a Participant, Optionee or any other person in accordance with Section 8(b). Shares covered by Options, Restricted Stock Awards or Restricted Stock Unit Awards that either wholly or in part expire or are forfeited or terminated shall be available for future issuance under the Plan. Any Shares tendered to or withheld by the Company in connection with the exercise of Options, or the payment of tax withholding on any Option, Restricted Stock Award or Restricted Stock Unit Award shall not be available for future issuance under the Plan.

21.	Effective Date and Term of Plan

The Plan became effective on May 4, 1999 and shall expire on December 31, 2015 unless sooner terminated by the Board.

The following is a summary description of the PVA Equity Plan, as amended.

Summary of the Plan

Purpose.    The purpose of the PVA Equity Plan is to foster and promote our long-term success and increase shareholder value by providing long-term incentives and rewards to employees who contribute to our growth and success, attracting and retaining individuals of outstanding ability and enabling employees to participate in our long-term growth and financial success.

Term.    The Plan was effective on May 4, 1999 and is currently scheduled to terminate on December 31, 2013. No awards may be granted after the termination date; however, awards outstanding on that date may be exercised and/or paid in accordance with their terms. If the amendment to the PVA Equity Plan is approved, the termination date of the PVA Equity Plan will be extended to December 31, 2015.

Administration.    The Plan is administered by the Committee. Each member of the Committee is required to be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Type of Awards.    Awards under the PVA Equity Plan may be in the form of stock options, restricted stock or restricted stock units.

Participation and Awards.    All of our employees are eligible to receive stock options under the PVA Equity Plan. Eligibility to receive restricted stock and restricted stock units under the PVA Equity Plan is limited to key employees selected from time to time by the Committee or the Board. The granting of awards under the PVA Equity Plan is at the discretion of the Committee; therefore, it is not possible to indicate which employees may receive awards under the PVA Equity Plan in the future or the amount of the awards. Approximately 80 employees are currently eligible for selection by the Committee to receive stock options and approximately four are eligible to receive restricted stock and restricted stock units; however, additional participants may be added as is necessary or appropriate based upon our size and structure.

Shares Available for Awards.    The maximum number of shares of our common stock which may be issued for all purposes under the PVA Equity Plan is currently 6,335,000, no more than 350,000 of which may issued as restricted stock or restricted stock units. Shares with respect to the unexercised or undistributed portion of any terminated, expired or forfeited award may be reissued under the PVA Equity Plan. As of March 3, 2011, non-forfeited options to purchase 5,255,369 shares of our common stock, 120,327 shares of restricted stock and 229,673 restricted stock units had been granted under the PVA Equity Plan, leaving 729,631 shares available for issuance under the PVA Equity Plan, none of which are available for the issuance of restricted stock or restricted stock units. On February 17, 2011, the Committee granted 6,622 restricted stock units subject to shareholder approval of the amendment to the PVA Equity Plan. These restricted stock units are described in the New Plans Benefit table on page 11.

Stock Options.    The Plan provides that the exercise price of a stock option will be the NYSE closing price of our common stock on the date the stock option is awarded. Stock options will be exercisable as determined by the Committee and specified in an award agreement; however, no stock option is exercisable before one year, unless otherwise determined by the Committee, or after 10 years after the date of grant unless (i) the grantee’s employment terminates for any reason other than cause, death, disability or retirement as provided in (iv) below, in which event all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the earlier of (A) 90 days after the date of such termination or (B) 10 years after the grant date, (ii) we terminate the grantee’s employment for cause, in which event all such options are forfeited, (iii) the grantee dies or becomes disabled, in which event all such options immediately become exercisable and remain exercisable until the earlier of (A) one year after the date of death or disability or (B) 10 years after the grant date, (iv) the grantee retires after reaching age 62 and completing 10 years of consecutive service with us or our affiliate, in which event all such options immediately become exercisable and remain exercisable until 10 years after the grant date (or, if the grantee dies during this period, as provided in (ii) above), or (v) there occurs a change in control of us, in which event all such options become immediately exercisable and remain exercisable for three years or until the end of their term, whichever is less.

The exercise price for a stock option must be paid in full at the time of exercise. Payment must be made in cash or, subject to the approval of the Committee, in shares of our common stock valued at their fair market value, or a combination thereof. Any taxes required to be withheld must also be paid at the time of exercise. An optionee may enter into an agreement with a brokerage firm acceptable to us whereby the optionee will simultaneously exercise the stock option and sell the shares acquired thereby and the brokerage firm executing the sale will remit to us from the proceeds of sale the exercise price of the shares as to which the stock option has been exercised as well as the required amount of withholding.

Restricted Stock.    Restricted stock awards consist of shares of our common stock that are issued in the name of the holder, but that may not be sold or otherwise transferred by the holder until the termination of the restriction period relating to such shares. The restriction periods for restricted stock will terminate as determined by the Committee and specified in an award agreement; however, restriction periods will not terminate before one year or after five years after the date of grant unless (i) the grantee’s employment terminates for any reason other than death or disability, in which event any unvested shares of such restricted stock are forfeited unless otherwise determined by the Committee and specified in the award agreement, or (ii) the grantee dies, becomes disabled or become retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with us or our affiliate, or there occurs a change in control of us, in which events all restrictions terminate.

Restricted Stock Units.    Restricted stock unit awards represent the right to receive shares of our common stock or an amount of cash equal to the fair market value of our shares of common stock, as determined by the Committee and subject to the termination of the restriction period relating to such restricted stock units. The restriction periods for restricted stock units will terminate as determined by the Committee and evidenced in an award agreement; however, restriction periods will not terminate before one year or after five years after the date of grant unless (i) the grantee’s employment terminates for any reason other than death or disability, in which event any unvested restricted stock units are forfeited unless otherwise determined by the Committee and specified in the award agreement, or (ii) the grantee dies, becomes disabled or becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with us or our affiliate, or there occurs a change in control of us, in which events all restrictions terminate. Payments with respect to restricted stock unit awards will be made in cash, shares or any combination thereof, as determined by the Committee. The Committee may grant dividend equivalent rights in tandem with restricted stock unit awards.

Other Provisions.

Deferrals.    The Committee may require or permit a Plan participant to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to such participant in connection with any grant made under the PVA Equity Plan.

Certain Adjustments.    The PVA Equity Plan provides for adjustments upon certain changes in our capitalization, including by reason of stock dividend, stock split, recapitalization or combination.

Transferability.    No stock option awarded under the PVA Equity Plan is transferable by a plan participant prior to vesting unless otherwise determined by the Committee and specified in an option agreement. Unless otherwise determined by the Committee and specified in an option agreement, no vested stock option is transferrable by a plan participant other than by will or the laws of descent and distribution or to the spouse, children or grandchildren of an optionee or a trust for the exclusive benefit of any such family member. No restricted stock or restricted stock unit is transferable prior to the termination of the restriction period unless otherwise determined by the Committee.

Amendment and Termination.    The Board or the Committee may at any time amend, suspend or terminate the PVA Equity Plan provided that no amendment shall (i) without shareholder approval, effectuate a change for which shareholder approval is or may be required by any national securities exchange on which our common stock may be listed, (ii) disqualify any member of the Committee from being a “non-employee director’ as defined in Rule 16b-3 under the Exchange Act or (iii)  adversely effect any then outstanding stock option, restricted stock or restricted stock unit award.

Federal Income Tax Consequences

The rules governing the tax treatment of stock options, restricted stock and restricted stock units are complex. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretation, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Stock Options.    With respect to stock options, the holder will recognize no taxable income at the time of grant. Upon exercise of a stock option, the holder will recognize ordinary income equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. We will be entitled to deduct an amount equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

Restricted Stock.    A holder of restricted stock is not required to include the value of such shares in income until the first time such holder’s rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless such holder timely files an election under Section 83(b) of the Internal Revenue Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the fair market value of our common stock at the time the income is recognized. Subject to Section 162(m) of the Internal Revenue Code as described above in “Executive Compensation—Compensation Discussion and Analysis—Tax Implications,” we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the holder, for our taxable year in which the participant recognizes such income. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

Restricted Stock Units.    A holder of restricted stock units will recognize no taxable income at the time of grant. Upon vesting of a restricted stock unit, the holder will recognize ordinary income equal to the fair market value of our common stock on the vesting date. Subject to Section 162(m) of the Internal Revenue Code, we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the holder, for our taxable year in which the participant recognizes such income. The holder will recognize as a capital gain or loss any profit or loss realized on the subsequent sale or exchange of any share disposed of or sold.

New Plan Benefits Table

The following table sets forth the number of restricted stock units granted under the PVA Equity Plan subject to shareholder approval of the amendment to the PVA Equity Plan.

New Plan Benefits

Name and Position	Number of Restricted Stock Units Granted Subject to Shareholder Approval
A. James Dearlove, Chief Executive Officer	0
H. Baird Whitehead, President and Chief Operating Officer	3,066
Steven A. Hartman, Senior Vice President and Chief Financial Officer	1,472
Nancy M. Snyder, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2,085
All executive officers as a group	6,622
All non-executive directors as a group	0
All non-executive officers as a group	0

Vote Required

Approval of the amendment to the PVA Equity Plan will require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting; provided that the total votes cast on the proposal represent more than 50% of total outstanding shares of our common stock. Abstentions will be treated as votes cast, while broker non-votes will not be treated as votes cast, for determining whether the total votes cast on the proposal represent more than 50% of the total outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a negative vote on the proposal unless holders of more than 50% of the total outstanding shares of our common stock cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

Board Recommendation

The Compensation and Benefits Committee unanimously approved the amendment to the PVA Equity Plan, subject to shareholder approval, and has determined that the amendment is advisable and in the best interests of the Company and our shareholders. The Board recommends that our shareholders vote FOR the amendment to the PVA Equity Plan for the following reasons:

•

The failure by our shareholders to approve the amendment of the PVA Equity Plan will preclude further grants of restricted stock and restricted stock units and will limit our ability to make future grants of stock options.

•

We have granted all of our available restricted stock and restricted stock units under the PVA Equity Plan. In the event that the amendment to the PVA Equity Plan is not approved by our shareholders, we will not be able to grant any further restricted stock or restricted stock units.

•	After giving effect to our regular stock option grants made in February 2011, we only have 729,641 shares available for the issuance of stock options under the PVA Equity Plan.

•	Our use of equity has been, and will continue to be, judicious and reasonable.

•	The value of the annual equity awards to our executive officers and other participating employees is determined based on, among other factors, specific Company and individual performance measures.

•

We make equity grants once each year in connection with our annual long-term incentive awards. We only granted an aggregate of 215,280 shares of restricted stock and restricted stock units in the years ended December 31, 2008, 2009 and 2010, 20,665 of which were forfeited upon the resignation of our former Chief Financial Officer. We had 45,556,854 shares of common stock outstanding as of December 31, 2010.

•	Restricted stock and restricted stock unit grants have generally been limited to our executive officers.

•	Our policy is that our executive officers may not take more than 50% of their total equity awards in the form of restricted stock or restricted stock units.

•

Our burn rate is well within industry guidelines established by Institutional Shareholder Services. Burn rate is equal to total awards granted divided by the weighted average shares outstanding. For the years ended December 31, 2008, 2009 and 2010, our annual burn rates for shares underlying awards granted has been 1.4%, 3.3% and 1.7%, with a three-year average burn rate of 2.2%.

•	Approval of the amendment of the PVA Equity Plan will result in a moderate dilution level of 10.6%.

•	The total cost of our equity plans, including both our employees’ equity plan and director’s equity plan, is reasonable. We calculate that the cost of our equity plans, as a percentage of the market value of our common stock, after giving effect to the amendment to the PVA Equity Plan, is less than 7%.

•

In February 2011, the Committee increased the cash bonus of our Chief Executive Officer, or our “CEO,” with regard to 2010 and did not make any equity award to him given that he will retire in May 2011.

•	The use of restricted stock and restricted stock unit grants is a critical component of our executive compensation practices.

•

Competition for quality employees within the energy industry is intense. The executive compensation practices of most of the members of our Peer Group (as defined under the heading “Executive Compensation—Compensation Discussion and Analysis—Peer Benchmarks”) include a component of restricted stock or restricted stock units. Our failure to provide such a component will place us at a disadvantage relative to our peers in attracting, motivating and retaining our executive officers. While motivating and retaining our executive officers is always important, it is particularly important now and will remain so during the next few years. Our long-time CEO will retire in May 2011, and we have just completed a transformational year and are in the early process of implementing a new business strategy. This strategy is described in detail under “Executive Compensation—Compensation Discussion and Analysis—Overview of Our 2010 Performance.” Continuity of leadership will be a key factor related to the success of this strategy.

•

Restricted stock and restricted stock units have a significant retention effect because, unlike stock options, they retain value even if our stock price declines. As of December 31, 2010, we had 2,140,357 outstanding employee stock options. Based on the NYSE closing price of our common stock on such date, only about 40% of our outstanding employee stock options were in the money and it would require a 45% increase in the market price of our common stock from such date for over half of our outstanding stock options to be in the money. Because so many of our stock options are significantly out of the money, they fail to incent or retain our employees. Our ability to balance stock option grants with restricted stock or restricted stock unit grants allows us to provide meaningful equity awards even during periods of great economic volatility.

•

The use of restricted stock and restricted stock units as part of the equity compensation of our executive officers enables us to issuer fewer shares of restricted stock or restricted stock units than stock options to deliver comparable value, which reduces overhang and potential shareholder dilution.

•

We have executive stock ownership guidelines to encourage stock ownership among our executive officers and align their interests with those of our shareholders. Restricted stock and restricted stock unit grants are an important means for our executive officers to meet those guidelines.

•	The PVA Equity Plan includes many provisions designed to protect shareholder interests and promote effective corporate governance including:

•	The PVA Equity Plan authorizes a fixed number of shares of common stock available for grant, thereby requiring shareholder approval of any additional authorization of shares.

•	All options to purchase our common stock must be granted at the NYSE closing prices of our common stock on the dates of grant.

•	As an NYSE-listed company, we may not reprice any outstanding stock options without shareholder approval. We have never repriced any outstanding stock options.

•	The PVA Equity Plan requires a minimum vesting period of one year for restricted stock, restricted stock unit and stock option grants. All restricted stock and restricted stock units ever granted under the PVA Equity Plan have had a three-year vesting period, and all stock options granted since 2004 under the PVA Equity Plan have had a three-year vesting period.

•	The PVA Equity Plan contains a customary and reasonable definition of change of control, upon which outstanding unvested equity awards vest.

•	Pursuant to NYSE Listing Standards, all material amendments to the PVA Equity Plan require shareholder approval.

•	The PVA Equity Plan is administered by the Committee, which is composed entirely of Independent Directors.

•	The PVA Equity Plan is not a vehicle for, and we do not engage in, problematic pay practices.

•	None of our executive officers have employment contracts.

•

The Committee has historically approved cash bonuses and equity awards based on the level of achievement of several specific corporate and individual goals and objectives, as disclosed in detail in our annual proxy statements. Beginning in 2011, cash bonuses and equity awards will be granted under new guidelines approved by the Committee, which provide for the manner in which equity awards to our executive officers and other employees are determined. The new guidelines are described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis—2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines.”

•

We do not have a pension plan, and, except for an aggregate $43,816 contributed by us in connection with hirings made in 2001 and 2002, we have never contributed to our Supplemental Employee Retirement Plan.

•	We do not provide excessive perquisites to our executive officers, other employees or retired executives.

•

The Change of Control Severance Agreements for our executive officers provide for double-triggered three-times salary plus bonus payouts with no tax gross ups. See “Executive Compensation—Change-in-Control Arrangements—Company Executive Change of Control Severance Agreements.”

•	We do not reimburse our executive officers for any tax obligations.

•	We prohibit our executive officers and other employees from engaging in any hedging activities. See “Executive Compensation—Compensation Discussion and Analysis—Policy Prohibiting Hedging.”

•	The compensation of our executive officers is comparable to that of our Peer Group. See “Executive Compensation—Compensation Discussion and Analysis—Peer Benchmarks.”

•

The differential between our CEO’s total annual compensation and that of all of our other employees is appropriate. See “Executive Compensation—Compensation Discussion and Analysis—Internal Pay Equity at Our Company.”

•	We have never repriced or replaced options, and we are not permitted to do so under NYSE rules without shareholder approval.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to as the “Dodd-Frank Act”) and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 25, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in a cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The vote is advisory, and it will not be binding on the Board or the Committee. Accordingly, neither the Board nor the Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the Committee value the opinions of our shareholders, and the Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.

Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved, on an advisory basis, with the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast and, therefore, will not have any effect on the outcome of the vote.

Board Recommendation

The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal relating to the compensation of our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Background

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are providing our shareholders with the opportunity to cast vote a non-binding, advisory vote on whether a “say-on-pay” vote should occur every year, every two years or every three years. In considering their vote, shareholders may wish to carefully review the information presented in connection with Proposal No. 3 and the information regarding our compensation policies and decisions regarding our NEOs presented in “Executive Compensation—Compensation Discussion and Analysis.”

After careful consideration, the Board, on recommendation from the Committee, has determined that an advisory vote on executive compensation that occurs once every three years, or a triennial vote, is the most appropriate alternative for the Company for the following reasons:

•

Our executive compensation program is designed to reward not only short-term, but also long-term performance. An annual say-on-pay vote would tend to shift the focus of our shareholders’ evaluation to short-term financial and operational results rather than longer-term results which are more indicative of whether we have created long-term value for our shareholders.

•

A triennial vote will provide our shareholders with sufficient time to evaluate, in a more thoughtful and informed manner, the effectiveness of our both our short-term and long-term compensation strategies and our related business and financial performance.

•

A triennial vote will give the Board and the Committee sufficient time to thoughtfully consider the results of the advisory vote regarding executive compensation, understand and respond to prior voting results and implement any desired changes to our executive compensation program.

•

Other mechanisms, such as requirements for shareholder approval of equity compensation plans and procedures for communicating with the Board, allow shareholders to provide input on an ongoing basis, including in years when say-on-pay votes do not occur.

Accordingly, we are asking our shareholders to vote for a frequency of once every THREE years when voting on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, that the frequency with which they prefer to have an advisory vote on the compensation of the Company’s named executive officers is once every one year, every two years or every three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, shareholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years or three years or they may abstain from voting. Shareholders are not voting to approve or disapprove of the Board’s recommendation.

Vote Required

The vote is advisory, and it will not be binding upon the Board or the Committee. Accordingly, neither the Board nor the Committee will be required to take any action as a result of the outcome of the vote on this proposal, and the Board may decide that it is in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by shareholders. However, the Board and the Committee value the opinions of our shareholders, and the Committee will carefully consider the outcome of the vote when making future determinations regarding the frequency of future advisory votes on executive compensation.

Notwithstanding the advisory nature of this vote, if any of the three options described in the foregoing resolution receives a majority of the votes cast on the proposal at the Annual Meeting, then that option will be deemed approved, on an advisory basis, by our shareholders. Abstentions and broker non-votes will not be included in determining the number of votes cast and, therefore, will not have any effect on the outcome of the vote.

Board Recommendation

The Board recommends that our shareholders vote to hold future advisory votes on executive compensation every THREE YEARS.

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A current copy of our Corporate Governance Principles is available at the “Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 14 meetings in 2010. During 2010, each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served. Our informal policy is for all directors to attend shareholder meetings. All of the directors serving on the Board on May 5, 2010 attended our Annual Meeting of Shareholders held on that date.

Director Independence

The Nominating and Governance Committee of the Board has determined that Messrs. Clarke, Cloues, Garrett, Krablin, van Marcke and Wright and Ms. Perelman are “independent directors,” as defined by NYSE Listing Standards and SEC rules and regulations. We refer to those directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any relationship with us other than as a director of us.

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Robert Garrett, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding us by contacting Mr. Garrett in writing c/o Corporate Secretary, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available at the “Governance” section of our website, http://www.pennvirginia.com. We intend to satisfy the disclosure requirement for any future amendments to, or waivers of, our Code of Business Conduct and Ethics by posting such information on our website.

Policies and Procedures Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition, as a general matter, our practice is that any transaction with a related person is approved by disinterested directors. For example, with respect to the transactions between us or any of our subsidiaries and our former affiliates, Penn Virginia GP Holdings, L.P., or “PVG,” or Penn Virginia Resource Partners, L.P., or “PVR,” or any of their subsidiaries, any director of us who served as a director or executive officer of the general partner of PVG or the general partner of PVR at the time of such transaction did not vote on such transaction. See “Transactions with Related Persons.” Our General Counsel advises the Board as to which transactions, if any, involve related persons and which directors are prohibited from voting on a particular transaction. All of the related transactions described below in “Transactions with Related Persons” were approved in accordance with the foregoing policies and procedures.

Board Leadership Structure and Risk Oversight

We have had separate Chairmen of the Board and CEOs since 1996. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.

The Board has seven Independent Directors, including our Chairman. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have three board committees comprised solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having seven experienced Independent Directors and strong committees contributes to the leadership of the Board.

The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and reports regularly to the full Board, which also considers our risk profile. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s view of risk.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Current copies of the committees’ charters are available at the “Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee.    Messrs. Cloues, Garrett and van Marcke and Ms. Perelman are the members of the Nominating and Governance Committee, and each is an Independent Director. The Nominating and Governance Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Governance Committee that other nominations receive. See “Miscellaneous—Shareholder Proposals” for a description of the procedures to be followed in making such a recommendation. The Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the Committee does not require that each individual director candidate contribute to the Board’s diversity, the Committee in general strives, and has succeeded, to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing our Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO.

The Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The Nominating and Governance Committee met twice in 2010.

Compensation and Benefits Committee.    Messrs. Clarke, Garrett, Krablin, van Marcke and Wright are the members of the Compensation and Benefits Committee, and each is an Independent Director. The Compensation and Benefits Committee is responsible for determining the compensation of our executive officers. The Committee reviews and discusses with management the information contained in this Proxy Statement under the heading “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The Compensation and Benefits Committee met 16 times in 2010.

Audit Committee.    Messrs. Clarke, Cloues, Krablin and Wright and Ms. Perelman are the members of the Audit Committee, and each is an Independent Director. Mr. Wright is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met 11 times in 2010.

Compensation of Directors

The following table sets forth the aggregate compensation paid to our non-employee directors during 2010:

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($) (3)
John U. Clarke	26,000	(4)	123,352	(5)	0	149,352
Edward B. Cloues, II	90,993		135,000	(6)	2,500	228,493
Robert Garrett	107,000		135,000	(7)	4,000	246,000
Steven W. Krablin	1,000		—	(8)	0	1,000
Marsha R. Perelman	—	(9)	214,000	(10)	4,000	218,000
William H. Shea, Jr. (11)	19,250		22,500		0	41,750
Philippe van Marcke de Lummen	35,500		90,000	(12)	0	125,500
Gary K. Wright	76,000		90,000	(13)	1,650	167,650

(1)	Represents the aggregate grant date fair value of shares of common stock, deferred common stock units, PVR common units, deferred PVR common units and deferred PVG common units granted to our non-employee directors. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock, PVR’s common units and PVG’s common units on the dates of grant. See Note 15 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors and officers to encourage financial support of educational institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $4,000 per director or officer. The program is available to officers for so long as they are officers of ours and to directors for their lifetimes. We may suspend, change, revoke or terminate the program at any time.
(3)	Mr. Cloues and Ms. Perelman also serve as directors of the general partner of PVR. The amounts shown in this table for Mr. Cloues and Ms. Perelman include the aggregate compensation they received from us and PVR’s general partner through June 7, 2010, the date on which PVR’s general partner ceased to be an affiliate of us. Mr. Garrett also served as a director of the general partner of PVG until June 7, 2010. The amounts shown in this table for Mr. Garrett include the aggregate compensation he received from us and PVG’s general partner.
(4)	Mr. Clarke elected to receive all of his cash compensation, other than meeting fees, in shares of our common stock.
(5)	As of December 31, 2010, Mr. Clarke had 4,915 deferred common stock units outstanding.
(6)	As of December 31, 2010, Mr. Cloues had 19,999 deferred common stock units outstanding.
(7)	As of December 31, 2010, Mr. Garrett had 1,600 stock options and 19,999 deferred common stock units outstanding.
(8)	As of December 31, 2010, Mr. Krablin had no deferred common stock units outstanding.
(9)	Ms. Perelman elected to receive all of her cash compensation in shares of our common stock or PVR common units.
(10)	As of December 31, 2010, Ms. Perelman had 800 stock options and 19,999 deferred common stock units outstanding and 470 shares held in her directors’ deferred compensation account.
(11)	Mr. Shea resigned from the Board on June 7, 2010. At that time, all of Mr. Shea’s outstanding deferred common stock units converted into shares of our common stock.
(12)	As of December 31, 2010, Mr. van Marcke had 16,099 deferred common stock units outstanding.
(13)	As of December 31, 2010, Mr. Wright had 19,999 deferred common stock units outstanding and 1,776 shares held in his directors’ deferred compensation account.

During 2010, our directors were compensated in accordance with the following compensation policy:

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common stock units. The actual number of deferred common stock units awarded in any given year is based upon the NYSE closing price of our common stock on the dates on which such awards are granted. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. Directors are restricted from selling such shares until six months after such termination or retirement. The Chairman of the Audit Committee receives an annual cash retainer of $15,000, and each Audit Committee member receives an annual cash retainer of $10,000. The Chairman of the Compensation and Benefits Committee receives an annual cash retainer of $10,000, and each Compensation and Benefits Committee member receives an annual cash retainer of $5,000. The Chairman of the Nominating and Governance Committee receives an annual cash retainer of $5,000, and each Nominating and Governance Committee member receives an annual cash retainer of $2,500. All annual retainers are payable on a quarterly basis. In addition to annual retainers, each non-employee director other than the Chairman of the Board receives $1,000 cash for each Board and committee meeting he or she attends. The Chairman of the Board receives monthly cash payments of $7,500 and an annual grant of $90,000 worth of deferred common stock units paid on a quarterly basis. He does not receive Board or committee meeting fees from us.

Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units. Directors, including the Chairman of the Board, may elect to receive any cash payments in our common stock or deferred common stock units, and may elect to defer the receipt of any cash or shares of common stock they are entitled to receive under our Amended and Restated Non-Employee Directors Deferred Compensation Plan.

Until June 7, 2010, the general partners of PVG and PVR compensated their directors similar to the manner in which we compensate our directors.

We do not have stock ownership requirements for our directors.

Non-Employee Directors Deferred Compensation Plan

We have adopted the Penn Virginia Corporation Amended and Restated Non-Employee Directors Deferred Compensation Plan. This plan permits our non-employee directors to defer the receipt of any or all cash and shares of our common stock they receive as compensation. All deferrals, and any distributions with respect to deferred shares of our common stock, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Our non-employee directors are fully vested at all times in any cash or deferred shares of common stock credited to their deferred compensation accounts. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the retirement, resignation or removal of the director from the Board. Upon the death of a non-employee director, all amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 3, 2011, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class (2)
5% Holders (3):
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,269,669		15.9%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	3,842,012		8.4%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,199,534	(4)	7.0%

Luxor Capital Partners, LP 767 Fifth Avenue, 19th Floor New York, NY 10153	2,611,498		5.7%

Dimension Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,450,834		5.4%

Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,368,300		5.2%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,289,940		5.0%

Directors:
John U. Clarke	33,653	(5)	—
Edward B. Cloues, II	73,247	(6)	—
A. James Dearlove	428,076	(7)	—
Robert Garrett	38,487	(8)	—
Steven W. Krablin	11,390	(9)	—
Marsha R. Perelman	132,580	(10)	—
Philippe van Marcke de Lummen	17,447	(11)	—
H. Baird Whitehead	255,821	(12)	—
Gary K. Wright	23,123	(13)	—

Executive Officers:
Steven A. Hartman	46,786	(14)	—
Ronald K. Page	N/A	(15)	—
Frank A. Pici	N/A	(16)	—
Nancy M. Snyder	136,663	(17)	—
All directors and executive officers as a group (13 persons)	1,197,273	(18)	2.6%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 2, 2011.
(2)	Based on 45,642,079 shares of our common stock issued and outstanding on March 3, 2011. Unless otherwise indicated, beneficial ownership is less than 1% of our common stock.
(3)	All such information is based on information furnished to us by the respective shareholders or contained in filings submitted to the SEC, such as Schedules 13D and 13G.
(4)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc., or “Price Associates,” serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.
(5)	Includes 6,263 deferred common stock units. See “Corporate Governance—Compensation of Directors” for a description of a “deferred common stock unit.”
(6)	Includes 21,347 deferred common stock units.
(7)	Includes options to purchase 172,064 shares which are vested; options to purchase 69,772 shares which are not vested, but which would become exercisable upon Mr. Dearlove’s retirement; and 89,584 shares held in Mr. Dearlove’s deferred compensation account.
(8)	Includes options to purchase 1,600 shares; 14,815 shares held in Mr. Garrett’s IRA account; and 21,347 deferred common stock units.
(9)	Includes 454 deferred common stock units.
(10)	Includes options to purchase 800 shares; 470 shares held in Ms. Perelman’s directors’ deferred compensation account; and 21,347 deferred common stock units.
(11)	Reflects 17,447 deferred common stock units.
(12)	Includes options to purchase 175,994 shares; and 10,777 shares held in Mr. Whitehead’s deferred compensation account.
(13)	Reflects 1,776 shares held in Mr. Wright’s directors’ deferred compensation account; and 21,347 deferred common stock units.
(14)	Includes options to purchase 45,843 shares; and 643 shares held in Mr. Hartman’s deferred compensation account.
(15)	Mr. Page ceased to be an executive officer of us on June 7, 2010.
(16)	Mr. Pici resigned as an executive officer of us effective as of October 14, 2010 and his employment terminated on December 31, 2010.
(17)	Includes options to purchase 100,656 shares; 230 shares held by Ms. Snyder as custodian for a minor child; and 20,533 shares held in Ms. Snyder’s deferred compensation account.
(18)	Includes options to purchase 566,729 shares; 2,246 shares held in directors’ deferred compensation accounts; 109,552 deferred common stock units; 14,815 shares held in Mr. Garrett’s IRA account; 230 shares held by Ms. Snyder as custodian for a minor child; and 121,537 shares held in the deferred compensation accounts of executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than 10% of our common stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to us. We believe that all such filings were made on a timely basis in 2010.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since

A. James Dearlove, age 63

Mr. Dearlove has served as our Chief Executive Officer since May 1996, our President from May 1996 to February 2011 and our interim Chief Financial Officer from October 2010 to December 2010. Prior to 1996, he served in various capacities with the Company since 1977, including as President and Chief Operating Officer from 1994 to May 1996, as Senior Vice President from 1992 to 1994 and as Vice President from 1986 to 1992. Mr. Dearlove also served as President and Chief Executive Officer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to March 2010 and as Chief Executive Officer of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2001 to March 2010.

1977

H. Baird Whitehead (see page 6)	2001

Steven A. Hartman, age 44

Mr. Hartman has served as our Senior Vice President and Chief Financial Officer since December 2010. He served as our Vice President and Treasurer from July 2006 to December 2010, as our Assistant Treasurer and Treasury Manager from 2004 to 2006 and as our Manager, Corporate Development from 2003 to 2004. Mr. Hartman also served as Vice President and Treasurer of PVG GP, LLC from September 2006 to June 2010 and of Penn Virginia Resource GP, LLC from August 2003 to June 2010. Prior to joining the Company, Mr. Hartman was employed by El Paso Corporation and its publicly traded spin-off, GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions.

2010

Nancy M. Snyder, age 58

Ms. Snyder has served as our Executive Vice President since May 2006, as our Chief Administrative Officer since May 2008, as our Senior Vice President from February 2003 to May 2006, as our Vice President from December 2000 to February 2003 and as our General Counsel and Corporate Secretary since 1997. Ms. Snyder also served as Vice President and General Counsel of PVG GP, LLC from September 2006 to June 2010 and as Chief Administrative Officer from May 2008 to June 2010 and as Vice President and General Counsel of Penn Virginia Resource GP, LLC from July 2001 to June 2010 and as Chief Administrative Officer from May 2008 and June 2010.

1997

Compensation Discussion and Analysis

Set forth below is a discussion and analysis of information necessary to an understanding of our compensation policies and decisions regarding our CEO, our CFO and the other executive officers named in the Summary Compensation Table included in this Proxy Statement. All references in this “Executive Compensation” section to “our NEOs” or “the NEOs” refer to the executive officers named in the Summary Compensation Table, and all references to “our Committee” or “the Committee” refer to our Compensation and Benefits Committee.

Objectives of the Compensation Program

Our compensation program is based on the following objectives:

•	Executives should be motivated to work as a team to achieve objectives aligned with our interests and the interests of our shareholders;

•	Executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with appropriate experience and skill sets;

•

Executives should be accountable for our performance as well as their own individual performance, so compensation should be tied to both corporate financial measures and individual performance measures; and

•

Executive compensation should balance and align the near-term and long-term interests of our executives with those of our shareholders so compensation measures should include both near- and long-term goals, and executive compensation packages should include an appropriate mix of cash and equity-based compensation.

We satisfy these objectives by providing competitive and internally consistent and equitable compensation to the NEOs and other key employees based on peer group data, basing compensation on corporate and individual near- and long-term goals and objectives tailored to each NEO or other key employee, achieving the appropriate mix of cash and equity components of total compensation for each NEO or other key employee and focusing on performance-related compensation and retention of the NEOs and other key employees. The Committee, with the assistance of its independent compensation consultant, monitors general market and industry conditions, changes in our business, changes in legal, accounting and tax regulations and other developments that may, from time to time, require modification of our compensation program to ensure that it is properly structured to achieve its objectives.

Compensation Philosophy

To implement our strategy, we must be able to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in a cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. The Committee believes that setting appropriate compensation levels consistent with our objectives involves balancing several competing needs and desires, including:

•	Our desire to attract and retain personnel with the skills, educational qualifications and experience to enable us to grow and achieve our business goals;

•	Our desire to grow and increase shareholder value;

•	Our employees’ desire to be adequately compensated for their services, consistent with comparable positions in the market;

•	Our employees’ desire for career advancement;

•	Our competitors’ demands for the services of our employees; and

•	Our shareholders’ desire for attractive rates of returns.

Further, we believe that:

•	Compensation practices, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals;

•

Different types of compensation are appropriate for different levels of employees—more senior executives should have more of their incentive compensation at risk for, and tied to, Company and individual performance;

•	We are in a cyclical and volatile business which requires a flexible compensation program that is responsive to different requirements at various points in time;

•	Incentive compensation for executive officers should link pay to achievement of financial and other strategic goals;

•	Senior management ownership of Company stock should be required;

•	The total compensation program should be competitive with the types of companies with which we compete for top management talent and should also be internally consistent and equitable; and

•	We should provide fair protection to our NEOs in the event of a termination of employment associated with a change in control.

Overview of Our 2010 Performance

The year 2010 was transformational for us:

•

We achieved our strategic goal of transitioning to a “pure play” oil and gas exploration and production company when we sold our interests in PVG, the owner of the general partner of PVR, a limited partnership engaged in the coal and natural resource land management and midstream businesses.

•

We refocused our operations. The oil and gas industry and the economy in general continued to be depressed in 2010, with the price of natural gas remaining particularly low as compared to the price of oil, which has trended upward since its low in 2008. In light of these circumstances, we increased our focus on drilling in higher margin gas, oil and liquids rich core areas. Specifically, we closed the sale of our South Louisiana and South Texas assets, which were our lowest return assets, in January 2010 and since then have spent over $160 million to increase our leaseholds in higher return prospects in the Mid-Continent and the Marcellus Shale and to establish a position in the oil rich Eagle Ford Shale. We also suspended drilling in our held-by-production acreage in our dry gas plays in East Texas and Mississippi, with the option to resume drilling there when higher natural gas prices justify renewed investment.

•

We got growth back on track after virtually shutting down our drilling program in 2009 in response to the global financial and credit market collapse and plummeting commodity prices. Specifically, we increased our average daily production by 33% from a low of approximately 99 MMcfe/day in April 2010 to approximately 132 MMcfe/day in December 2010. This was particularly significant given continuing low natural gas prices, the acquisition of over 83,000 gross (over 66,000 net) acres of non-producing leaseholds and the operational, timing and personnel-related challenges resulting from our separation from PVG and the changes in our drilling focus.

•

We successfully initiated drilling programs in two new geographic areas, the Eagle Ford Shale and the Marcellus Shale, and continued to grow production in the Mid-Continent, which increased by approximately 19.5% in 2010 as compared to 2009. As stated above, since the beginning of 2010, we increased our near- and long-term drilling inventory in these areas by spending over $160 million to increase our leaseholds in these areas.

•	We tested Cotton Valley horizontal drilling with very encouraging results, and we improved the well completion design in the Haynesville Shale, which increased reserves and production.

•

We revamped our organization and personnel to accommodate our shift in business and strategy. Over 30% of our current work force was hired in 2010. Of our three regional vice presidents, two are new to their positions and one was relocated. We opened and staffed a new office in Pittsburgh, Pennsylvania to manage our Marcellus Shale assets. Primarily due to our separation from PVG and PVR, our accounting and finance staff was relocated and significantly re-staffed. We have a new CFO, a new Controller and a new Vice President of Business Development.

•

We improved and maintained our liquidity. Aided by our sale of PVG and our South Texas and South Louisiana assets, at December 31, 2010, we had full availability of our new $300 million facility ($420 million including uncommitted amounts) and held over $120 million in cash.

Elements of Compensation

We pay our NEOs a base salary and provide them an opportunity to earn an annual incentive cash bonus and an annual long-term equity compensation award. In determining these three elements of compensation, our Committee takes into account, among other things, certain peer group information obtained by our Committee, its independent compensation consultant and management. Our Committee typically focuses on approximately the 50th percentile of the peer benchmarks described below under “How Compensation Is Determined—Peer Benchmarks,” but it also applies its independent judgment to these matters and considers such other factors as it deems relevant when determining our NEOs’ compensation.

•

Base Salary—We pay each of our NEOs an industry-competitive salary so that we can attract and retain talented executives. The base salaries also reflect the capabilities, levels of experience, tenure, positions and responsibilities of our NEOs, as well as general economic conditions and internal pay equities.

•

Annual Incentive Cash Bonus—We provide each of our NEOs the opportunity to earn an industry-competitive annual incentive cash bonus based upon certain performance criteria. This opportunity creates a strong financial incentive for our NEOs to achieve or exceed a combination of near-term corporate and individual goals. The performance criteria by which each NEO is measured and other factors affecting the compensation of our NEOs are described below under the heading “How Compensation Is Determined.” In addition to the performance criteria, our Committee may consider any other factors it deems appropriate when awarding annual incentive cash bonuses to our NEOs.

•

Long-Term Equity Compensation Awards—We provide each of our NEOs the opportunity to earn an industry-competitive annual long-term equity compensation award. This opportunity creates a strong financial incentive for our NEOs to promote our long-term financial and operational success, and along with our Executive Stock Ownership Guidelines, encourages NEO stock ownership. See “Executive Stock Ownership Guidelines” on page 32. Long-term equity compensation awards are expressed in dollar values, and we pay those awards in the form of stock options, restricted stock, restricted stock units or a combination thereof. The actual numbers of shares of restricted stock and restricted stock units awarded are based on the NYSE closing prices of our common stock on the dates of grant. The actual number of stock options awarded is based on a weighted-average value of all options granted to all classes of our employees on the date of grant using the Black-Scholes-Merton option-pricing formula. Executives are given the opportunity to elect whether to receive those awards in stock options, restricted stock, restricted stock units or a combination of the two, but it is our Committee’s policy that the portion of the awards paid in stock options must comprise at least 50% of the value of the awards.

How Compensation Is Determined

Committee Process.    Because all of our NEOs other than our CEO report directly to, and work on a daily basis with, our CEO, our Committee reviews and discusses with our CEO his evaluation of the performance of each of our other NEOs against certain performance criteria. Our Committee gives considerable weight to our CEO’s evaluations when assessing our other NEOs’ performance and determining their compensation. Our Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other NEOs, primarily on whether we met or exceeded certain corporate performance criteria and whether the NEO met or exceeded certain specifically tailored job-related individual performance criteria. The performance criteria and other factors relevant to our NEOs’ 2010-related compensation are described in detail below under the headings “Peer Benchmarks,” “Company and Individual Performance Criteria” and “2010 Performance Criteria.” See “2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines” below for a description of our recently adopted 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines, which are effective with respect to annual cash bonuses and long-term equity awards granted to our NEOs and other employees with respect to 2011.

Peer Benchmarks.    In 2010, our Committee engaged Stone Partners, Inc., or “Stone Partners,” as its independent compensation consultant to assist it in a general review of the compensation packages for our NEOs. Stone Partners studied a peer group which was comprised of the following 15 publicly traded oil and gas companies, referred to as “our Peer Group,” similar to us based on revenues, assets, capitalization or scope of operations:

Berry Petroleum Company	Goodrich Petroleum Corporation
Bill Barrett Corporation	Petroleum Development Corporation
Brigham Exploration Company	Quicksilver Resources Inc.
Cabot Oil & Gas Corporation	Range Resources Corporation
Carrizo Oil & Gas, Inc.	Rosetta Resources, Inc.
Comstock Resources Inc.	SM Energy Company
EXCO Resources, Inc.	Stone Energy Corporation
Forest Oil Corporation

Based on Stone Partners’ analysis of base salaries, target bonuses and long-term compensation opportunities of our Peer Group as described in proxy statements and other periodic reports filed by companies in our Peer Group, Stone Partners concluded that total 2010 compensation for the NEOs, as a group, was generally near the 50th percentile of executive officers in our Peer Group with comparable responsibilities. During 2010, we also performed an internal analysis of our Peer Group’s compensation practices as described in proxy statements and other periodic reports, and our conclusions were generally consistent with those of Stone Partners. See “How Compensation Is Determined—Company and Individual Performance Criteria” for information regarding the competitive compensation positioning of individual NEOs.

Company and Individual Performance Criteria.    Our Committee targets the amount of salary, cash bonus and long-term compensation awards for each NEO at approximately the 50th percentile of executive officers of our peers with comparable responsibilities. However, given the importance of executive accountability for our performance as well as for individual performance, our Committee recognizes that compensation for any NEO could exceed such 50th percentile targets, reflecting a reward for exceptional Company or individual performance, or be lower than such 50th percentile targets, reflecting Company or individual underperformance.

To measure specific performance, our Committee uses certain Company performance criteria and certain individual performance criteria which measure achievement and contribution to us. Our Committee believes that the performance criteria for each NEO are focused on factors over which such NEO has some control and which should have a positive effect on our operations and financial position. The weight given any one criterion and the mix of criteria included in determining amounts of compensation vary among our NEOs depending on their positions and principal areas of responsibility. The relevance and the relative importance of any of these criteria may change from time to time, even within the same year, depending on our strategic objectives, operational needs and general business and regulatory environments. For this reason, our Committee uses reasonable discretion and may change these performance criteria from year to year or within a given year, may assign an aggregate weight to several performance criteria applicable an NEO, may consider adding criteria which were not known at the time the original criteria were established or deleting criteria which became obsolete or unimportant, or may consider all criteria collectively.

2010 Performance Criteria.    Our Committee has historically set performance criteria as goals in the beginning of each year. However, given the global and industry specific economic circumstances of 2009 and 2010 and the transformation of our business in 2010, our CEO recommended, and our Committee agreed, that performance criteria for our NEOs should focus intensively on the following:

•	Completing the sale of our PVG interests;

•	Transitioning the Company to a “pure play” oil and gas exploration and production company;

•	Refocusing our drilling in more economic oil and liquids rich areas;

•	Increasing our leasehold acreage so that we would have a greater inventory of drilling prospects for the near and long term; and

•	Building our Company to enhance the execution of our new strategy.

The Committee considered our achievement of these goals and the others described above under the heading “Overview of Our 2010 Performance,” as well as those criteria described below under the heading “Compensation of our NEOs,” in determining our NEO’s 2010-related bonus and long-term compensation.

2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines

With our transformation substantially complete, in February 2011, our Committee adopted our 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines, referred to as the “2011 Guidelines,” which are effective for annual incentive cash bonus and long-term equity compensation awards paid to our NEOs and other employees with respect to 2011.

Annual Incentive Cash Bonus

•

Cash Bonus Pool—The 2011 Guidelines provide for the establishment each year of a cash bonus pool, the size of which is determined based on the level of our achievement of certain performance measures. The Committee determined that the appropriate performance measures and their weighting factors for 2011 would be:

•

Net asset value per share (20%), defined as (x) the value of our oil and gas assets plus our cash on hand minus our long-term debt, in each case as set forth in our audited 2011 financial statements, divided by (y) the weighted average total number of fully diluted shares of our common stock issued and outstanding during 2011;

•

EBITDAX (20%), defined as our earnings before interest, income taxes, depreciation, amortization and exploration expenses, impairments and other non-cash losses or non-cash income, and excluding any extraordinary gains or losses;

•	Production (20%), as set forth in our audited 2011 financial statements;

•	Proved reserves (20%), as set forth in the official report of our independent petroleum engineer for 2011; and

•

Cash costs per Mcfe (20%), defined as our cash lease operating, gathering, processing and transportation expenses, production and ad valorem taxes and general and administrative expenses, in each case as set forth in our audited 2011 financial statements.

The size of the cash bonus pool will be computed such that, if we meet our goal with respect to every performance measure, the cash bonus pool will be in an amount sufficient to pay all of our employees, including our NEOs, their target annual incentive cash bonuses, which are described below.

Under the 2011 Guidelines, the Committee may increase or decrease the cash bonus pool by up to 15% and, although our NEOs’ goals are generally based on our annual budget, the Committee also maintains discretion in determining final awards to our NEOs and other employees.

•

Determination of Incentive Cash Bonus—After the cash bonus pool has been computed, our CEO will recommend, and the Committee will set, the annual incentive cash bonuses, if any, of our NEOs based on several criteria:

•	Size of the cash bonus pool;

•	NEOs’ Threshold, Target and Stretch Bonus Amounts—the 2011 Guidelines set these amounts for the NEOs as follows:

	Percent of Base Salary
	Threshold	Target	Stretch
CEO	50	100	200
CFO	40	80	160
COO	50	100	200
CAO/GC	40	80	160

•

Performance Criteria—whether our NEOs met, exceeded or did not meet certain corporate and individual performance criteria, which had been set by the Committee during the first quarter of the applicable year;

•

Peer Comparison Data—the “target” amounts set forth in the immediately proceeding table reflect the Committee’s philosophy that the NEOs’ annual incentive cash bonus awards should be targeted to fall at approximately the 50th percentile of executive officers in our Peer Group with comparable experience and responsibilities; and

•	Such other criteria as the Committee may deem appropriate.

The 2011 Guidelines provide that our NEOs will recommend, and our CEO will approve, annual incentive cash bonuses for all other employees in a similar manner.

Subject to the Committee’s discretion to increase the cash bonus pool by 15%, the aggregate annual incentive cash bonuses paid to all of our employees, including our NEOs, cannot exceed the amount of the cash bonus pool.

Long-Term Equity Incentive Compensation

Under the 2011 Guidelines, our CEO will recommend, and the Committee will set, the long-term equity incentive awards for the NEOs, which will be denominated in a dollar amount and paid out in the form of an award under the PVA Equity Plan. The Committee will set the amounts of our NEO’s long-term equity incentive awards based on several criteria:

•	NEOs’ Target Equity Incentive Percentage—the 2011 Guidelines set the target long-term equity incentive awards for our NEOs as follows:

Target Percent of Salary
CEO	300 – 400
CFO	200 – 300
COO	250 – 300
CAO/GC	200 – 300

•	Peer Comparison Data—like the target annual incentive cash bonus awards, these target percentages reflect the Committee’s philosophy that our NEOs’ long-term equity incentive awards should be targeted to fall at approximately the 50th percentile of executive officers in our Peer Group with comparable experience and responsibilities;

•	Contribution to the Company—the relative importance to the success of the Company’s execution of its objectives of retaining and incentivizing each NEO beyond the current year;

•

Performance Criteria—whether our NEOs met, exceeded or did not meet certain corporate and individual annual performance criteria, which the Committee will set in the manner described above under the fourth bullet point under “Determination of Incentive Cash Bonus”; and

•	Such other criteria as the Committee may deem appropriate.

The 2011 Guidelines provide that our NEOs will recommend, and our CEO will approve, annual long-term equity incentive award values for other employees in a similar manner.

Executive Stock Ownership Guidelines

We require our executive officers to own shares of our common stock valued at four times base salary, in the case of our CEO, and two times base salary, in the case of our other executive officers. As of December 31, 2010, all of our NEOs were in compliance with these requirements, except for Mr. Hartman, who became an executive officer in December 2010. Pursuant to our executive stock ownership guidelines, Mr. Hartman will have five years to meet the ownership guidelines.

Internal Pay Equity at Our Company

As discussed above, our Committee believes that comparing our NEOs’ compensation to that of our peers is necessary to assess the overall competitiveness of our compensation programs. However, our Committee also believes that our compensation programs must be internally consistent and equitable.

In implementing this philosophy, our Committee discussed with our Vice President, Human Resources a study conducted by our human resources department which compared our CEO’s total 2010 annual compensation to the median total 2010 annual compensation of all of our employees, not including our CEO. For this purpose, total compensation included 2010 salary, 2010-related cash bonus and the value of equity awards granted in February 2010, except that we reduced our CEO’s 2010 cash bonus by $1.5 million because, given his pending retirement, this bonus was increased in lieu of an equity grant which would have otherwise been made in February 2011. This non-customary manner of compensating our CEO would have resulted in a comparison that was not indicative of our customary compensation practices. Our 2010-related study demonstrated that, with respect to 2010, our CEO’s total annual compensation was approximately 26 times greater than the median total annual compensation of all of our employees. Our Committee felt that these results reflected an appropriate differential in executive compensation given the wide range of accountability of our CEO and our other employees.

Compensation of Our NEOs

A. James Dearlove, CEO.    In February 2011, Mr. Dearlove resigned as our President and announced that he will retire on May 4, 2011. For this reason, in February 2011, our Committee decided to maintain Mr. Dearlove’s 2011 base salary at $500,000 and to award Mr. Dearlove a cash bonus of $2,000,000 in lieu of any 2010-related long-term compensation. Mr. Dearlove’s 2010-related bonus was based on the following 2010-related performance considerations:

•	Oversaw the disposition of our interests in PVG and PVR and our transition to a “pure play” oil and natural gas exploration and production company

•

Recommended and oversaw modifications and redirections in our strategy throughout 2010, a difficult year for our industry and a transformational year for us, so that we could react appropriately to changing global and industry-related economic conditions, including refocusing our capital use on drilling in more economic and oil or liquids rich plays

•

Promoted transactions which, among other things, increased and maintained our liquidity (defined as cash and cash equivalents plus available borrowing capacity under our revolving credit facility), which was $420 million at December 31, 2010 (or $540 million including uncommitted amounts under our revolving credit facility), through sales of non-core assets, including the sale of our interests in PVG, and strategic but conservative capital spending

•	Worked with the Board to update the succession plan for the CEO position and reviewed internal candidate assessments with the Board

•

Oversaw an active investor relations program, including our quarterly public teleconferences, 21 investor conferences, four sales force presentations and three road shows, with more than 220 “one-on-one” investor meetings during 2010

Our Committee believes that the form and amount of compensation awarded to Mr. Dearlove is appropriate given our and Mr. Dearlove’s 2010 performances and his pending retirement.

H. Baird Whitehead, President and Chief Operating Officer and President of Our Oil and Gas Subsidiary.    The Board promoted Mr. Whitehead to serve as our President in February 2011 and, at that time, our Committee set Mr. Whitehead’s 2011 base salary at $450,000, representing a 29% increase over his 2010 base salary. Our Committee also awarded to Mr. Whitehead a 2010-related cash bonus of $400,000 and a 2010-related long-term compensation award valued at $1,250,000, based on Mr. Whitehead’s promotion as well as the following 2010-related performance considerations and his importance to the Company’s future success:

•	Refocused our strategy on fewer plays and directed our capital spending on more economic and oil or liquids rich plays

•	Oversaw capital spending of $450 million in 2010

•	Oversaw the following notable operational achievements:

•	A 33% increase in average daily oil and gas production from April 2010 to December 2010

•	Establishment of our acreage position in the Eagle Ford Shale play and strengthening of our acreage positions in the Granite Wash and Marcellus Shale plays

•	Establishment of a team to generate new ideas for future plays

•	Improved performance in our Haynesville drilling program

•	Successful initiation of a horizontal Cotton Valley drilling program

•	Significant reduction of spud to TD times across all regions

•	Promoted and oversaw the relocation of our Eastern operations to Pittsburgh, Pennsylvania and the consolidation of our land division to Houston, Texas

Our Committee believes that the compensation awarded to Mr. Whitehead is appropriate given our and Mr. Whitehead’s 2010 performances and his recent promotion.

Steven A. Hartman, Senior Vice President and CFO.    Our Committee increased Mr. Hartman’s 2010 base salary from $171,000 to $230,000 in December 2010 at the time of his promotion from Vice President and Treasurer to Senior Vice President and Chief Financial Officer. In February 2011, our Committee increased

Mr. Hartman’s 2011 base salary to $250,000. Our Committee also awarded to Mr. Hartman a 2010-related cash bonus of $150,000 and a 2010-related long-term compensation award valued at $600,000, based on Mr. Hartman’s promotion as well as the following 2010-related performance considerations and his importance to the Company’s future success:

•	Contributed to our secondary offerings of PVG common units in March and June 2010 resulting in total proceeds to us of approximately $338 million

•	Oversaw the restructuring of our budget model and the modeling of our 2011 budget

•	Participated in the financial evaluation of our contemplated acquisitions, dispositions and investments

•	Monitored our hedging policies

•	Maintained an excellent relationship with our bank group comprised of 12 banks

•	Effectively managed the treasury and, beginning in December 2010, the finance and accounting aspects of our business

Our Committee believes, and Stone Partners’ data confirms, that the amounts of 2010-related bonus and long-term compensation awarded to Mr. Hartman, when combined with his base salary, comprise a compensation package that falls below the 25th percentile of CFOs in our Peer Group. Our Committee believes that this compensation is currently appropriate in light of Mr. Hartman’s recent promotion and that it appropriately reflects our 2010 performance as well as Mr. Hartman’s 2010 performance primarily as Vice President and Treasurer.

Nancy M. Snyder, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary.    In February 2011, our Committee set Ms. Snyder’s 2011 base salary at $310,000, representing a 3% increase over her 2010 base salary. Our Committee also awarded to Ms. Snyder a 2010-related cash bonus of $300,000, or approximately 100% of her 2010 base salary, and a 2010-related long-term compensation award valued at $850,000, or approximately 283% of her 2010 base salary, based on the following 2010-related performance considerations and her importance to the Company’s future success:

•	Oversaw the negotiation of, and directed outside counsel with respect to, the disposition of our interests in PVG and PVR and oversaw our efficient separation from PVG and PVR

•	Contributed to the direction of our strategy

•	Oversaw the in-house completion of our acquisition of over $140 million of leasehold assets, including $31 million of Eagle Ford Shale assets

•

Oversaw the in-house completion of numerous acquisition bids, joint operating agreements, oil and gas leases, joint exploration agreements, master service agreements, gas processing and transportation agreements, leases, easements and other day-to-day transactions

•	Oversaw our in-house legal staff, which, in addition to transactional work and day-to-day contractual matters, prepared or reviewed all of our periodic filings and governance documents

•	Effectively managed our legal, human resource, corporate secretary and, beginning in October 2010, information technology functions

•	Oversaw all of our litigation and dispute-related work

•	Maintained our excellent legal compliance track record

Our Committee believes, and Stone Partners’ data confirms, that the amounts of 2010-related bonus and long-term compensation awarded to Ms. Snyder, when combined with her base salary, comprise an industry-competitive compensation package that falls at approximately the 75th percentile of general counsels in our Peer

Group. Our Committee decided to target Ms. Snyder’s total compensation between these percentiles rather than at the median salary for general counsels in our Peer Group because Ms. Snyder’s responsibilities are significantly broader than those of a general counsel. Further, our Committee believes that this compensation appropriately reflects our and Ms. Snyder’s 2010 performances.

Policy Prohibiting Hedging

We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees and directors to profit from a market view that is adverse to us. For these reasons, we prohibit our employees and directors from engaging in any type of derivative transaction in respect of our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount qualifies for tax deductibility. Covered officers include each of our NEOs, except our CFO.

Our Committee considers our ability to fully deduct compensation in accordance with the $1 million dollar limitations of Section 162(m) in structuring our compensation programs. However, our Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in our best interests and the best interests of our shareholders. In 2010, none of our NEO’s compensation exceeded the $1 million deductibility limit for purposes of Section 162(m).

Our Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at peer companies.

Compensation and Benefits Committee Report

Under the rules established by the SEC, we are required to discuss the compensation and benefits of our executive officers, including our CEO, our CFO and our other NEOs. The Compensation and Benefits Committee is furnishing the following report in fulfillment of the SEC’s requirements.

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

John U. Clarke (Chairman)

Robert Garrett

Steven W. Krablin

Philippe van Marcke de Lummen

Gary K. Wright

Summary Compensation Table

The following table sets forth the compensation paid, during or with respect to the years ended December 31, 2010, 2009 and 2008, to (i) our CEO, our CFO, our former CFO and two other of our most highly compensated executive officers and (ii) the Co-President and Chief Operating Officer—Midstream of PVR’s general partner, who was also among our most highly compensated executive officers in 2010, for services rendered to us, PVG, PVR and our respective subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
A. James Dearlove	2010	500,000	2,000,000	975,746	524,246	39,600	4,039,592
Chief Executive Officer	2009	450,000	500,000	1,400,005	600,000	39,750	2,989,755
	2008	450,000	495,000	1,380,008	619,907	37,880	2,982,795

H. Baird Whitehead	2010	350,000	400,000	424,992	424,998	39,600	1,639,590
President and Chief Operating Officer	2009	325,000	325,000	512,507	512,501	39,750	1,714,758
	2008	325,000	325,000	487,500	487,425	37,174	1,662,099

Steven A. Hartman	2010	176,011	150,000	142,967	232,732	30,728	732,438
Senior Vice President and Chief Financial Officer

Frank A. Pici	2010	300,000	—	400,395	249,600	839,600	1,789,595
Former Executive Vice President and Chief Financial Officer	2009	275,000	220,000	365,743	184,250	39,750	1,084,743
	2008	275,000	210,000	511,985	287,957	36,545	1,321,487

Nancy M. Snyder	2010	300,000	300,000	506,224	243,748	39,600	1,389,592
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2009	265,000	240,000	573,750	276,250	39,750	1,394,750
	2008	265,000	235,000	531,979	267,955	36,269	1,336,203

Ronald K. Page	2010	111,836	—	440,001	—	19,900	571,737
Co-President and Chief Operating Officer—Midstream of PVR’s general partner (4)

(1)	Represents the aggregate grant date fair value of both restricted stock and restricted stock units granted by our Committee to our NEOs in consideration for services rendered to us and restricted units and phantom units granted by the Compensation and Benefits Committee of PVR’s general partner, or the “PVR Committee,” to our NEOs in consideration for services rendered to PVR. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant. See Note 15 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	Represents the aggregate grant date fair value of stock options granted by our Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 15 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	Reflects (i) amounts paid by us and PVR for automobile allowances, executive health exams and gym memberships (2009 and 2008 only) and (ii) our matching and other contributions to our NEOs’ 401(k) Plan accounts. We contributed $17,200, $17,200 and $16,300 to the 401(k) Plan account of each of Messrs. Dearlove, Pici and Whitehead and Ms. Snyder in 2010, 2009 and 2008, and we contributed $13,028 and $9,700 to the 401(k) Plan accounts of Messrs. Hartman and Page in 2010. The amount for Mr. Pici also includes $800,000 paid to Mr. Pici in connection with his separation from the Company. See “Resignation Agreement and Release.”
(4)	On June 7, 2010, we disposed of all of our interests in PVG, and Mr. Page ceased to be an executive officer of us as of that date. The amounts shown for Mr. Page for 2010 reflect amounts paid to Mr. Page through June 7, 2010.

The cash components of our and PVR’s executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. See “Compensation Discussion and Analysis—Elements of Compensation.” The amounts of salary and bonus reflected in the Summary Compensation Table above include not only amounts paid by us to our NEOs in consideration for services rendered to us, but also amounts paid or reimbursed by PVR and PVG in consideration for services rendered to PVR and PVG. Because Mr. Whitehead devoted all of his professional time to us in 2010, 2009 and 2008, we paid all of his 2010, 2009 and 2008 salaries and 2010-related, 2009-related and 2008-related bonuses. Because Mr. Page devoted all of his professional time to PVR in 2010, 2009 and 2008, PVR paid all of his 2010, 2009 and 2008 salaries and 2010-related, 2009-related and 2008-related bonuses. Messrs. Dearlove, Hartman and Pici and Ms. Snyder rendered a portion of their services to PVR and PVG during 2010, 2009 and 2008. PVR and PVG were responsible for reimbursing to us that portion of those NEOs’ compensation related to the services they performed for PVR and PVG. The specific portions of compensation reimbursed to us by PVR and PVG were determined based on the portion of professional time devoted by each NEO to PVR and PVG.

The equity components of our executive compensation program consist of the opportunity to earn awards of restricted stock, restricted stock units or stock options from us and, prior to our divestiture of PVG, awards of restricted units or phantom units from PVR. Like the cash component of executive compensation, that portion of the value of each NEO’s equity-based compensation paid by us, or paid or reimbursed by PVR or PVG, depended on the portion of professional time that each NEO devoted to us, PVR and PVG. The values of the stock awards reflected in the Summary Compensation Table above include the values of restricted stock, restricted stock unit and stock option awards granted by our Committee and restricted unit and phantom unit awards granted by the PVR Committee. Our Committee did not grant any restricted stock, and the PVR Committee did not grant any restricted units, in 2009 or 2010. Our Committee did not grant any restricted stock units, and the PVR Committee did not grant any phantom units, in 2008.

Grants of Plan-Based Awards

The following table sets forth (i) the grant date and number of all restricted stock units and stock options, and the exercise price of all stock options, granted to our NEOs in 2010 by our Committee with respect to services rendered to us in 2009 and (ii) the grant date and number of all phantom units granted to our NEOs in 2010 by the PVR Committee with respect to services rendered to PVR in 2009:

2010 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
A. James Dearlove	February 24, 2010	21,503	(1)				524,243
	February 24, 2010	19,588	(2)				451,503
	February 24, 2010			50,799	(1)	24.38	524,246

H. Baird Whitehead	February 24, 2010	17,432	(1)				424,992
	February 24, 2010			41,182	(1)	24.38	424,998

Steven A. Hartman	February 24, 2010			7,319	(1)	24.38	75,532
	February 24, 2010	2,363	(2)				54,467
	May 11, 2010			15,000	(1)	23.37	157,200
	December 8, 2010	5,000	(1)				88,500

Frank A. Pici	February 24, 2010	10,238	(1)				249,602
	February 24, 2010	6,542	(2)				150,793
	February 24, 2010			24,186	(1)	24.38	249,600

Nancy M. Snyder	February 24, 2010	9,998	(1)				243,751
	February 24, 2010	11,388	(2)				262,493
	February 24, 2010			23,619	(1)	24.38	243,748

Ronald K. Page	February 24, 2010	19,089	(2)				440,001

(1)	These were awards of restricted stock units and stock options granted by our Committee, for services rendered to us, under the PVA Equity Plan.
(2)	These were awards of phantom units approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan, or the “PVR Equity Plan.”

Narrative Discussion of Equity Awards

We granted stock options to Messrs. Dearlove, Hartman, Pici and Whitehead and Ms. Snyder in 2008, 2009 and 2010. The values of our stock options reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were computed using the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 15 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. All stock options ever granted to our NEOs have a 10-year term. All stock options granted to our NEOs since 2004 vest over a three-year period, with one-third becoming exercisable on each of the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms. See “Proposal No. 2—Approval of an Amendment to Our Seventh Amended and Restated 1999 Employee Stock Incentive Plan—Summary of the Plan—Stock Options” for a description of the terms of our stock options.

We granted restricted stock units to Messrs. Dearlove, Pici and Whitehead and Ms. Snyder in 2009 and to Messrs. Dearlove, Hartman, Pici and Whitehead and Ms. Snyder in 2010, and we granted shares of restricted stock to Messrs. Dearlove, Pici and Whitehead and Ms. Snyder in 2008. The values of our restricted stock and restricted stock units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were based on the NYSE closing prices of our common stock on the dates of grant. All restricted stock and restricted stock units ever granted to our NEOs vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms. All restricted stock units ever granted to our NEOs provide that payments on such restricted stock units will be made in shares (or, at the request of the restricted stock unitholder and upon the approval of our Committee, an amount of cash equal to the fair market value of our shares) at the time of vesting, unless vesting occurs early on account of becoming retirement eligible, in which event payments will be made when such restricted stock units would have originally vested, even if that is after retirement. Our Committee has granted dividend equivalent rights in tandem with all restricted stock unit awards. See “Proposal No. 2—Approval of an Amendment to Our Seventh Amended and Restated 1999 Employee Stock Incentive Plan—Summary of the Plan—Restricted Stock” and “Proposal No. 2—Approval of an Amendment to Our Seventh Amended and Restated 1999 Employee Stock Incentive Plan—Summary of the Plan—Restricted Stock” for a description of the terms of our restricted stock and restricted stock units.

PVR granted phantom units to Messrs. Dearlove, Hartman, Pici and Page and Ms. Snyder in 2009 and 2010, and PVR granted restricted units to Messrs. Dearlove, Hartman, Pici and Page and Ms. Snyder in 2008. The values of PVR’s restricted units and phantom units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were based on the NYSE closing prices of PVR’s common units on the dates of grant. All of the unvested restricted units and phantom units granted by PVR vested upon our divestiture of PVG on June 7, 2010.

Our Committee grants annual compensation-related stock options, restricted stock or restricted stock units during the first quarter of each year upon conclusion of the analysis of executive compensation with respect to the preceding year. The timing of our Committee’s stock option grants to our NEOs is consistent with the timing of stock option grants to other employees. Our Committee generally grants stock options from time to time in connection with the hiring, promotion or retention of employees, and it has in the past, and may in the future, grant restricted stock or restricted stock units in connection with such events. Our Committee may also consider grants at such other times as it may deem appropriate.

During 2010, we paid quarterly dividends of $0.05625 per share on each share of restricted stock and each restricted stock unit, and PVR paid quarterly distributions of $0.47 on each restricted unit and each phantom unit. The dividends and distributions were paid at the same times and in the same amounts as dividends and distributions paid to the other holders of our common stock and PVR’s common units and were taken into consideration when determining the values of the restricted stock, restricted stock units, restricted units and phantom units shown previously in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the numbers and values of unexercised stock options and restricted stock and restricted stock units not vested as of December 31, 2010, in each case held by our NEOs on December 31, 2010. The market value of non-vested restricted stock and restricted stock units is based on the NYSE closing prices of our common stock on December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
A. James Dearlove	18,834	(1)			31.535	2/26/16
	16,166	(2)			35.205	2/26/17
	32,212	(3)	16,105	(4)	42.270	2/21/18
	35,907	(5)	71,813	(6)	15.060	2/24/19
			50,799	(7)	24.380	2/23/20

H. Baird Whitehead	30,000	(8)			9.275	3/17/12	3,844	(9)	64,656
	13,332	(10)			24.545	3/2/15	40,119	(11)	674,802
	8,738	(12)			31.535	2/26/16
	10,864	(2)			35.205	2/26/17
	25,328	(3)	12,663	(4)	42.270	2/21/18
	30,671	(5)	61,340	(6)	15.060	2/24/19
			41,182	(7)	24.380	2/23/20

Steven A. Hartman	4,000	(13)			11.370	10/21/13	5,000	(14)	84,100
	8,000	(15)			14.425	3/9/14
	8,000	(16)			24.545	3/2/15
	5,086	(1)			31.535	2/26/16
	5,308	(2)			35.205	2/26/17
	3,897	(3)	1,948	(4)	42.270	2/21/18
	3,582	(5)	7,163	(6)	15.060	2/24/19
			7,319	(7)	24.380	2/23/20
			15,000	(17)	23.37	5/10/20

Frank A. Pici (18)	16,000	(19)			14.060	2/17/14
	14,000	(15)			24.545	3/2/15
	22,784	(1)			31.535	2/26/16
	13,368	(2)			35.205	2/26/17
	14,963	(3)			42.270	2/21/18
	11,027	(5)			15.060	2/24/19

Nancy M. Snyder	19,030	(1)			31.535	2/26/16	2,113	(9)	35,541
	19,804	(2)			35.205	2/26/17	22,226	(20)	373,841
	13,924	(3)	6,961	(4)	42.270	2/21/18
	16,532	(5)	33,064	(6)	15.060	2/24/19
			23,619	(7)	24.380	2/23/20

Ronald K. Page (21)

(1)	One-third of these options vested on each of February 27, 2007, February 27, 2008 and February 27, 2009.

(2)	One-third of these options vested on each of February 27, 2008, February 27, 2009 and February 27, 2010.
(3)	One-half of these options vested on each of February 22, 2009 and February 22, 2010.
(4)	These options vested on February 22, 2011.
(5)	These options vested on February 25, 2010.
(6)	One-half of these options vested or will vest on each of February 25, 2011 and February 25, 2012.
(7)	One-third of these options vested or will vest on each of February 24, 2011, February 24, 2012 and February 24, 2013.
(8)	These options vested on March 18, 2003.
(9)	These shares of restricted stock vested on February 22, 2011.
(10)	One-half of these options vested on each of March 3, 2007 and March 3, 2008.
(11)	Of these restricted stock units, 5,811 vested on February 24, 2011, 11,344 vested on February 25, 2011, 5,811 will vest on February 24, 2012, 11,343 will vest on February 25, 2012 and 5,810 will vest on February 24, 2013.
(12)	These options vested on February 27, 2009.
(13)	These options vested on November 22, 2004.
(14)	One-third of these restricted stock units will vest on each of December 8, 2011, December 8, 2012 and December 8, 2013.
(15)	One-third of these options vested on each of March 10, 2005, March 10, 2006 and March 10, 2007.
(16)	One-third of these options vested on each of March 3, 2006, March 3, 2007 and March 3, 2008.
(17)	One-third of these options will vest on each of May 11, 2011, May 11, 2012 and May 11, 2013.
(18)	Mr. Pici’s employment with us terminated on December 31, 2010. On that date, all of his unvested options expired and all of his unvested shares of restricted stock and restricted stock units were forfeited. With respect to all of his vested options, Mr. Pici had 90 days from his separation date to exercise such options, after which any unexercised options expired.
(19)	One-third of these options vested on each of February 18, 2005, February 18, 2006 and February 18, 2007.
(20)	Of these restricted stock units, 3,333 vested on February 24, 2011, 6,114 vested on February 25, 2011, 3,333 will vest on February 24, 2012, 6,114 will vest on February 25, 2012 and 3,332 will vest on February 24, 2013.
(21)	On June 7, 2010, we disposed of all of our interests in PVG, and Mr. Page ceased to be an executive officer of us as of that date. On June 7, 2010, all of Mr. Page’s then-unvested restricted units and phantom units vested.

Stock Option Exercises and Vesting of Restricted Stock and Restricted Units

The following table sets forth the number of shares of our common stock or PVR’s common units acquired, and the values realized, by our NEOs upon the exercise of stock options or the vesting of restricted stock, restricted stock units, restricted units or phantom units during 2010:

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
A. James Dearlove	N/A	N/A	21,503	(1)(2)	524,243
			19,588	(3)(4)	451,503

H. Baird Whitehead	10,000	170,186	18,170	(1)(5)	460,992

Steven A. Hartman	N/A	N/A	10,454	(3)(6)	216,894

Frank A. Pici	N/A	N/A	7,571	(1)(7)	192,624
			29,260	(3)(8)	608,225

Nancy M. Snyder	N/A	N/A	8,228	(1)(9)	208,893
			45,317	(3)(10)	938,018

Ronald K. Page	N/A	N/A	70,252	(3)(11)	1,453,688

(1)	These awards were granted by our Committee, for services rendered to us, under the PVA Equity Plan.
(2)	Represents shares of our common stock acquired upon the vesting of restricted stock units. Because Mr. Dearlove is retirement eligible under the PVA Equity Plan, the restricted stock units vested immediately upon their grant on February 24, 2010, at which time the market price of our common stock was $24.38. Payments with respect to such restricted stock units were not made in 2010, but will be paid, instead, on the dates on which such restricted stock units would have originally vested, subject to the terms of the PVA Equity Plan. See “Narrative Discussion of Equity Awards.”
(3)	These awards were approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the PVR Equity Plan. All awards outstanding under the PVR Equity Plan vested on June 7, 2010 in connection with our divestiture of PVG.
(4)	Represents PVR common units acquired upon the vesting of phantom units. Because Mr. Dearlove was retirement eligible under the PVR Equity Plan, the phantom units granted vested immediately upon their grant on February 24, 2010, at which time the market price of PVR’s common units was $23.05. Payments with respect to such phantom units were made in June 2010, upon the completion of the disposition of our interests in PVG. See “Narrative Discussion of Equity Awards.”
(5)	Represents shares of our common stock acquired upon the vesting of restricted stock and restricted stock units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 22, 2010	3,844	25.99	99,906
February 25, 2010	11,344	25.18	285,642
February 27, 2010	2,982	25.30	75,445

(6)	Represents PVR common units acquired upon the vesting of restricted units and phantom units:

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
February 22, 2010	619	23.10	14,299
February 25, 2010	2,104	23.27	48,960
February 27, 2010	542	23.09	12,515

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
June 7, 2010	619	19.63	12,151
June 7, 2010	4,207	19.63	82,583
June 7, 2010	2,363	19.63	46,386

(7)	Represents shares of our common stock acquired upon the vesting of restricted stock and restricted stock units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 22, 2010	2,271	25.99	59,023
February 25, 2010	4,078	25.18	102,684
February 27, 2010	1,222	25.30	30,917

(8)	Represents PVR common units acquired upon the vesting of restricted units and phantom units:

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
February 22, 2010	2,775	23.10	64,103
February 25, 2010	5,220	23.27	121,469
February 27, 2010	1,509	23.09	34,843
June 7, 2010	2,774	19.63	54,454
June 7, 2010	10,440	19.63	204,937
June 7, 2010	6,542	19.63	128,419

(9)	Represents shares of our common stock acquired upon the vesting of restricted stock and restricted stock units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 22, 2010	2,113	25.99	54,917
February 25, 2010	6,115	25.18	153,976

(10)	Represents PVR common units acquired upon the vesting of restricted units and phantom units:

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
February 22, 2010	3,270	23.10	75,537
February 25, 2010	8,557	23.27	199,121
February 27, 2010	1,720	23.09	39,715
June 7, 2010	3,270	19.63	64,190
June 7, 2010	17,112	19.63	335,909
June 7, 2010	11,388	19.63	223,546

(11)	Represents PVR common units acquired upon the vesting of restricted units and phantom units:

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
February 22, 2010	4,955	23.10	114,461
February 25, 2010	12,655	23.27	294,482
February 27, 2010	3,290	23.09	75,966
June 7, 2010	4,954	19.63	97,247
June 7, 2010	25,309	19.63	496,816
June 7, 2010	19,089	19.63	374,717

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2010 regarding the stock options outstanding and securities issued and to be issued under our equity compensation plans approved by the our shareholders. We do not have any equity compensation plans which were not approved by our shareholders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	2,144,357	$24.70	1,880,061
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Nonqualified Deferred Compensation

The following table sets forth certain information regarding compensation deferred by our NEOs under our Supplemental Employee Retirement Plan:

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)(3)
A. James Dearlove	0	0	9,858	2,480	849,711
H. Baird Whitehead	185,546	0	150,297	41,560	1,757,359
Steven A. Hartman	0	0	0	0	0
Frank A. Pici	0	0	(159,289)	0	1,400,052
Nancy M. Snyder	0	0	107,074	376,389	1,015,716
Ronald K. Page	0	0	(12,853)	7,196	102,673

(1)	All of these amounts are included in the amounts of salary and bonus for 2010 reported in the Summary Compensation Table.
(2)	Except with respect to aggregate contributions by us of $21,910 and $21,906 on behalf of Messrs. Pici and Whitehead in 2001 and 2002, these amounts reflect only salaries and bonuses paid to our NEOs and earnings on those salaries and bonuses. All such salary and bonus amounts were previously reported as compensation to our NEOs in the Summary Compensation Table.
(3)	The outstanding amounts held in the accounts of Messrs. Pici and Page will be distributed to them in July 2011 and February 2011, respectively.

The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the “SERP,” allows all of our and our affiliates’ employees whose salaries exceeded $150,000 in 2010 to defer receipt of up to 100% of their salary, net of their salary deferrals under our 401(k) Plan, and up to 100% of their annual cash bonuses. All deferrals under the SERP are credited to an account maintained by us and are invested by us, at the employee’s election, in our common stock or in certain mutual funds made available by us and selected by the employee. Since all amounts deferred under the SERP consist of previously earned salary or bonus, all SERP participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of us, unless earlier distributed in accordance with the terms of the SERP. We are not required to make any contributions to the SERP. Since we established the SERP in 1996, we have contributed an aggregate of $43,816 in 2001 and 2002 to the SERP in connection with offers of employment to Messrs. Pici and Whitehead, but have made no other contributions to the SERP.

We have established a rabbi trust to fund the benefits payable under the SERP. Other than the $43,816 of Company contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for our general use. However, the assets held in the rabbi trust are subject to the claims of our general creditors, and SERP participants may not be paid in the event of our insolvency.

Change-in-Control Arrangements

Our Committee and we believe that our senior management and other key employees are a primary reason for our success and that it is important for us to protect them in the event of certain circumstances upon a change of control. Three of our four current executive officers are age 58 or older, and our executive officers have served the Company for an average of more than 15 years, with Mr. Dearlove, Ms. Snyder and Mr. Whitehead having served in various capacities for 33, 13 and 10 years. We also believe that, by providing change of control protection, our executive officers will be able to evaluate every Company opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. For these reasons, we have entered into change of control severance agreements with our executive officers that entitle them to the benefits described below. As noted below, our change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner, and we do not pay tax gross ups in the event of a change of control.

Company Executive Change of Control Severance Agreements

We have entered into an Executive Change of Control Severance Agreement, referred to as a “Severance Agreement,” with each of Messrs. Dearlove, Hartman, Pici and Whitehead and Ms. Snyder containing the terms and conditions described below. Messrs. Dearlove, Pici and Whitehead entered into their Severance Agreement on October 17, 2008, and Mr. Hartman entered into his Severance Agreement on December 8, 2010.

Term.    Each Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from us. If such notice is given, the Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    Each Severance Agreement provides severance benefits to the NEO upon the occurrence of two events, or the “Dual Triggering Events.” Specifically, if a change of control of us occurs and, within two years after the date of such change of control, either (a) we terminate the NEO’s employment for any reason other than for cause or the NEO’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the NEO terminates his or her employment due to a material reduction in his or her authority, duties, title, status or responsibility, a greater than 5% reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, our failure to obtain an agreement from our successor to assume his or her Severance Agreement or the relocation by more than 100 miles of our office at which he or she was working at the time of the change of control, then the NEO may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the Dual Triggering Events, the NEO may elect to receive a lump sum, in cash, of an amount equal to three times the sum of the NEO’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by the NEO will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units then held by the NEO will immediately vest and all restrictions will lapse. We will also provide certain health and dental benefit related payments to the NEO as well as certain outplacement services.

Excise Taxes.    The Severance Agreements do not include “gross up” benefits to cover excise taxes. If our independent registered public accounting firm determines that any payments to be made or benefits to be provided to the NEO under his or her Severance Agreement would result in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him or her from being subject to such excise tax.

Restrictive Covenants and Releases.    Each Severance Agreement prohibits the NEO from (a) disclosing, either during or after his or her term of employment, confidential information regarding us or our affiliates and (b) until two years after the NEO’s employment has ended, soliciting or diverting business from us or our affiliates. Each Severance Agreement also requires that, upon payment of the severance benefits to our NEO, the NEO and the Company release each other from all claims relating to the NEO’s employment or the termination of such employment.

PVR Executive Change of Control Severance Agreement

On October 17, 2008, the general partner of PVR entered into an Executive Change of Control Severance Agreement, referred to as the “General Partner Severance Agreement,” with Mr. Page. The General Partner Severance Agreement contained substantially the same terms and conditions and providing substantially the same severance benefits as the Severance Agreements upon a change of control of PVR’s general partner and a termination of Mr. Page’s employment. PVR’s general partner is responsible for any payments to be made to Mr. Page under the General Partner Severance Agreement.

Estimated Payments

The following table sets forth the estimated aggregate payments to Messrs. Dearlove, Hartman Pici and Whitehead and Ms. Snyder under their respective Severance Agreements assuming that the Dual Triggering Events occurred on December 31, 2010:

Name of Executive Officer	Salary and Bonus ($)	Accelerated Vesting of Restricted Stock and Units ($)	Other Benefits ($) (1)	Total Estimated Severance Payment ($)
A. James Dearlove	3,000,000	0	75,310	3,075,310
H. Baird Whitehead	2,025,000	847,416	75,310	2,947,726
Steven A. Hartman (2)	847,533	96,707	85,526	1,029,766
Frank A. Pici (3)	0	0	0	0
Nancy M. Snyder	1,620,000	467,575	55,392	2,142,967

(1)	Other benefits include medical and dental insurance-related payments and the value of outplacement services.
(2)	The amounts reflected in the Salary and Bonus column were reduced to prevent Mr. Hartman from being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. But for such reduction, the amount reflected in the Salary and Bonus column would have been $975,000.
(3)	Mr. Pici resigned as an executive officer of the Company effective as of October 14, 2010 and his employment terminated on December 31, 2010. Because no change of control of us occurred prior to such termination, Mr. Pici is not entitled to any severance benefits under his Severance Agreement.

On June 7, 2010, we disposed of all of our interests in PVG, and Mr. Page ceased to be an executive officer of us as of that date. Any payments to Mr. Page, if any, under the General Partner Severance Agreement will be the responsibility of PVR’s general partner.

Change of Location Severance Arrangement

On March 30, 2010, we entered into an Amended and Restated Change of Location Severance Agreement, referred to as the “Change of Location Agreement,” with Ms. Snyder. Pursuant to the Change of Location Agreement, we agreed that, in the event of the relocation of our executive offices by more than 50 miles, Ms. Snyder may elect to receive the severance benefits described above in “Company Executive Change of Control Severance Agreements.”

Resignation Agreement and Release

On October 14, 2010, Mr. Pici resigned his positions as Executive Vice President and Chief Financial Officer. On November 2, 2010, we entered into a Resignation Agreement and Release, referred to as the “Resignation Agreement,” with Mr. Pici containing the terms and conditions described below.

Separation Date and Benefits.    Mr. Pici’s separation date was December 31, 2010, referred to as the “Separation Date.” On the Separation Date, we paid Mr. Pici $800,000 less applicable taxes. We will also reimburse Mr. Pici for up to $10,000 of outplacement services.

General Release.    Mr. Pici agreed to release and permanently waive all claims of any kind against us.

Confidentiality and Non-Disparagement.    The Resignation Agreement prohibits Mr. Pici from disclosing confidential information regarding us or our affiliates. The Resignation Agreement also contains a mutual non-disparagement provision, which provides that neither we nor Mr. Pici will make any disparaging comments about the other party for a period of two years.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Clarke, Cloues, Garrett and Wright and William H. Shea, Jr., a former director, served on the Compensation and Benefits Committee. None of these members (except as noted below) is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” Except as noted below, in 2010, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee.

In March 2010, Mr. Shea was elected as President and Chief Executive Officer of the general partner of PVG and as Chief Executive Officer of the general partner of PVR. At that time, PVG, PVR and their respective general partners were affiliates of us, and Messrs. Dearlove and Pici and Ms. Snyder were directors of both PVG’s general partner and PVR’s general partner. Simultaneously with such election, Mr. Shea resigned from the Compensation and Benefits Committee, but remained on the Board. Mr. Shea resigned from the Board concurrently with our divestiture of PVG in June 2010. Mr. Shea had no relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” For a description of our relationships with PVG and PVR, see “Transactions with Related Persons.”

TRANSACTIONS WITH RELATED PERSONS

Relationship with PVG and PVR

PVG was a NYSE-listed limited partnership formed by us in December 2006 to hold the general partner interest, all of the incentive distribution rights and substantially all of our limited partner interests in PVR. As of January 1, 2010, we indirectly held the non-economic general partner interest in PVG, as well as common units representing, in the aggregate, up to 51.4% limited partner interest in PVG. On March 31, 2010, we sold 10,000,000 PVG common units in an underwritten public offering. On April 28, 2010, we sold an additional 1,250,000 PVG common units pursuant to the underwriters’ exercise of their overallotment option. On June 7, 2010, sold all of our remaining PVG common units (8,827,429) in an unwritten public offering. Also on June 7, 2010, we contributed the general partner interest in PVG’s general partner to PVR. See “Transactions with PVG—Contribution Agreement.” PVG was merged into PVR in March 2011.

PVR is a NYSE-listed limited partnership, which manages coal and natural resource properties and related assets and operates a natural gas midstream gathering and processing business. On January 1, 2010, we indirectly held 50,885 common units representing a 0.1% limited partner interest in PVR, and PVG indirectly held the sole 2% general partner interest and all of the incentive distribution rights in PVR and directly held 19,587,049 common units representing, in the aggregate, a 37.1% limited partner interest in PVR. Following our divestiture of PVG, we sold all of our remaining PVR common units (52,262) to PVR’s general partner for market value.

Transactions with PVG

Distributions.    In 2010, PVG paid quarterly cash distributions of all of its available cash to the holders of its common units. PVG’s available cash was its cash on hand at the end of the quarter after the payment of its expenses and the establishment of cash reserves for future capital expenditures and operational needs. We were entitled to distributions on our limited partner interests in PVG until we sold those interests in June 2010. In 2010, we received $11.2 million of distributions from PVG.

Contribution Agreement.    On June 7, 2010, Penn Virginia Resource GP Corp., or “PVR GP Corp.,” our wholly owned subsidiary, PVG and PVG’s general partner entered into a contribution agreement pursuant to which PVR GP Corp. contributed 100% of the membership interests in PVG’s general partner to PVG and PVG was admitted as the sole member of its general partner.

Transactions with PVR

Quarterly Cash Distributions by PVR.    During 2010, PVR’s general partner was entitled to distributions on its general partner interest in PVR, and we and PVG were entitled to distributions on our limited partner interests in PVR. In general, during 2010, PVR paid quarterly cash distributions in the following manner:

•

first, 98% to the common unitholders, pro rata, and 2% to PVR’s general partner, until PVR distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98% to the common unitholders, pro rata, and 2% to PVR’s general partner, until PVR distributes for each outstanding common unit an amount equal to any arrearages in the payment of the minimum quarterly distribution on the common units for any prior quarters; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.

The minimum quarterly distribution was $0.25.

Incentive Distribution Rights.    During 2010, PVR’s general partner was also entitled to distributions payable with respect to incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

If for any quarter during 2010:

•	PVR had distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

•	PVR had distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, PVR distributed any additional available cash from operating surplus for that quarter among the unitholders and PVR’s general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the PVR General Partner, until each unitholder has received a total of $0.275 per unit for that quarter;

•	second, 85% to all unitholders, and 15% to PVR’s general partner, until each unitholder has received a total of $0.325 per unit for that quarter;

•	third, 75% to all unitholders, and 25% to PVR’s general partner, until each unitholder has received a total of $0.375 per unit for that quarter; and

•	thereafter, 50% to all unitholders and 50% to PVR’s general partner.

In 2010, prior to our divestiture of PVG, PVG received total distributions, including incentive distributions, of $31.5 million from PVR, and we received total distributions of less than $0.1 million from PVR.

Shared Management and Administrative Services.    In 2010, we provided administrative services to PVR and PVG and shared management and administrative personnel with PVR and PVG. Until our divestiture of PVG, these personnel operated our business and PVR’s and PVG’s businesses. As a result, certain of our NEOs as well as other Company personnel allocated the time they spent on our behalf and on behalf of PVR and PVG. Based on those allocations, PVR and PVG reimbursed us for a proportionate share of compensation and benefit expenses of employees and officers as well as other administrative and overhead expenses incurred by us on behalf of PVR and PVG in connection with services rendered to PVR and PVG. Effective May 1, 2010, we entered into a Transition Services Agreement with PVG, PVR and their respective general partners. Pursuant to the Transition Services Agreement, we agreed to continue to provide similar administrative services to PVR and PVG until earlier of (i) six months after the effective date or (ii) three months after our disposition of PVR. In return, PVR and PVG would continue to reimburse us for compensation and benefits expenses of our employees and officers in substantially the same manner as they had in the past. In 2010, aggregate reimbursements by PVR totaled approximately $2.2 million and aggregate reimbursements by PVG totaled approximately $0.1 million.

Employee Leasing Agreement.    Prior to our divestiture of PVG, all of PVR’s employees were employees of PVR GP Corp. Effective June 7, 2010, PVR GP Corp. entered into an Employee Leasing Agreement with PVR’s general partner. Pursuant to the Employee Leasing Agreement, PVR GP Corp. agreed to continue to provide employees to perform services for PVR’s general partner until August 20, 2010, and PVR’s general partner agreed to reimburse PVR GP Corp. for all salary and compensation expenses related to such employees. Following the end of the leasing period, PVR GP Corp.’s employees were terminated and hired by PVR. PVR’s general partner paid us $0.4 million pursuant to the Employee Leasing Agreement.

Oil and Gas Marketing Agreement.    Penn Virginia Oil & Gas, L.P., or “PVOG LP,” our wholly owned subsidiary, and Connect Energy Services, LLC, or Connect Energy, PVR’s wholly owned subsidiary, are parties to a Master Services Agreement effective September 1, 2006. Pursuant to the Master Services Agreement, PVOG

LP and Connect have agreed that Connect will market all of PVOG LP’s oil and gas production in Arkansas, Louisiana, Oklahoma and Texas for a fee equal to 1% of the net sales price (subject to specified limitations) received by PVOG LP for such production. The Master Services Agreement has a primary term of five years and automatically renews for additional one year terms until terminated by either party. In 2010, PVOG LP paid Connect Energy $1.3 million in fees pursuant to the Master Services Agreement.

Gas Gathering and Processing Agreement.    PVOG LP and PVR East Texas Gas Processing LLC, or “PVR East Texas,” PVR’s wholly owned subsidiary, are parties to a Gas Gathering and Processing Agreement effective May 1, 2007. Pursuant to the Gas Gathering and Processing Agreement, PVOG LP and PVR East Texas have agreed that PVR East Texas will gather and process all of PVOG LP’s current and future gas production in certain areas of the Bethany Field in East Texas and redeliver the natural gas liquids to PVOG LP for a current service fee of $0.3115/MMBtu (with an annual CPI adjustment). The Gas Gathering and Processing Agreement has a primary term of ending August 31, 2021 and automatically renews for additional one year terms until terminated by either party. In 2010, PVOG LP paid PVR East Texas $3.9 million in fees pursuant to the Gas Gathering and Processing Agreement.

Gas Sales Arrangement.    From time to time, PVOG LP sells gas or NGLs to Connect Energy at PVR’s Crossroads Plant, and Connect Energy resells such gas or NGLs to third parties. The sales price received by PVOG LP from Connect Energy for such gas or NGLs equals the sales price received by Connect Energy for such gas or NGLs from the third parties. In 2010, PVOG LP received $49.7 million from Connect Energy in connection with such sales.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has not yet considered whether to retain KPMG LLP, or “KPMG,” as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

In connection with the audits of our financial statements and internal control over financial reporting, or “ICFR,” for 2010, we entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for us. That agreement provides for alternative dispute resolution procedures and an exclusion of the right to collect punitive damages. The following table shows fees for professional audit services rendered by KPMG for the audit of our consolidated financial statements for 2010 and 2009, the audit of our ICFR for 2010 and 2009 and fees for other services rendered by KPMG:

	2010	2009
Audit Fees (1)	$1,114,100	$1,319,000
Audit-Related Fees (2)	5,000	5,000
Tax Fees	—	—
All Other Fees (3)	—	1,500

Total Fees	$1,119,100	$1,325,500

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our ICFR and consents for registration statements and comfort letters related to public offerings. Also included in audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees consist of fees pertaining to debt compliance letters issued by KPMG for our revolving credit facility.
(3)	Other fees for us consist of a subscription to an online accounting research service.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for the Company by KPMG in 2010 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, the Company is required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed above under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2010. First, the Audit Committee reviewed and discussed with the Company’s management and KPMG, the Company’s independent registered public accounting firm for 2010, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010. Second, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, and Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has also discussed with KPMG its independence. Through its discussions with KPMG and management, including discussions with KPMG and management regarding the financial statements, discussions with KPMG regarding the scope and results of the audit and KPMG’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2010 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairman)

John U. Clarke

Edward B. Cloues, II

Steven W. Krablin

Marsha R. Perelman

MISCELLANEOUS

Shareholder Proposals

We plan to hold our 2012 Annual Meeting of Shareholders on or about May 2, 2012. Any shareholder who wishes to submit a proposal for consideration at our 2012 Annual Meeting of Shareholders, and who wishes to have such proposal included in our proxy statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Radnor, Pennsylvania, not later than December 6, 2011.

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Our Bylaws require that to have a proposal voted upon at the 2012 Annual Meeting of Shareholders, including a proposal relating to nominations for and elections of directors for consideration by the Nominating and Governance Committee, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than February 4, 2012 or earlier than November 6, 2011, (b) if the proposal relates to a change to our Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by such shareholder and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them.

In addition, as a shareholder, you may recommend nominees for consideration by the Board’s Nominating and Governance Committee. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Nominating and Governance Committee for nomination for election at our 2012 Annual Meeting of Shareholders, the recommendation must be received by our Corporate Secretary by February 4, 2012 and must include the following information: (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaw provisions summarized herein will be eligible to be considered by the Nominating and Governance Committee for nomination for election as a member of the Board at our 2012 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2010 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2010 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, Radnor, Pennsylvania 19087, or call us at (610) 687-8900, if the shareholder (i) wishes to receive a separate copy of our 2009 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of Proxy materials for the Shareholder Meeting to be held on May 4, 2011.

This Proxy Statement, the proxy card and our 2010 Annual Report are available at http://www.pennvirginia.com/2011annualmeeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

April 4, 2011

Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, PA 19087

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1 A 1 A 1

1 OF 2 1 1

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Withhold For All All All Except

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 John U. Clarke 02 Edward B. Cloues, II 03 Robert Garrett

06 P. van Marcke de Lummen 07 H. Baird Whitehead 08 Gary K. Wright

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 Amendment to Seventh Amended and Restated 1999 Employee Stock Incentive Plan

3 Approval of the advisory resolution regarding executive compensation

The Board of Directors recommends you vote 3 YEARS on the following proposal:

04 Steven W. Krablin 05 Marsha R. Perelman

For Against Abstain

1 year 2 years 3 years Abstain

4 Approval of the advisory resolution regarding the frequency of future advisory votes on executive compensation

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address change/comments, mark here. (see reverse for instructions)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1 A 1 A 1

SHARES CUSIP # SEQUENCE #

Signature (Joint Owners) Date

JOB #

Signature [PLEASE SIGN WITHIN BOX] Date

0000094780_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

PENN VIRGINIA CORPORATION Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, Pennsylvania 19087

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven A. Hartman and H. Baird Whitehead as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 3, 2011, at the Annual Meeting of Shareholders to be held on May 4, 2011, or at any adjournment thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” all nominees listed in proposal 1, “FOR” proposals 2 and 3, and “3 YEARS” on proposal 4 and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(To be Completed and Signed on Reverse Side.)

0000094780_2 R1.0.0.11699